  Amended and Restated Offering Circular

Freeport-McMoRan Copper & Gold Inc.

OFFER OF PREMIUM UPON CONVERSION OF
OUTSTANDING 7% CONVERTIBLE SENIOR NOTES DUE 2011
(CUSIP Nos. 35671DAJ4 and 35671DAK1)
______________________________

This is an offer by Freeport-McMoRan Copper & Gold Inc. to pay a cash premium of $90 (the “Conversion Premium”), plus accrued and unpaid interest up to (but excluding) the conversion date, for each $1,000 principal amount of 7% Convertible Senior Notes due 2011 (the “Notes”) that is converted into our Class B Common Stock (the “Common Stock”), par value $0.10 per share, from the date of this offer through 5:00 p.m., New York City time, on September 8, 2006, unless extended (the “Special Conversion Period”). The Notes are convertible at a conversion price of $30.8720 per share. A Note holder who elects to convert during the Special Conversion Period will receive approximately 32.3918 shares of Common Stock and the Conversion Premium per $1,000 principal amount of Notes converted, plus accrued and unpaid interest up to (but excluding) the conversion date, which is expected to be the second business day after the expiration date of the offer. At the conclusion of the Special Conversion Period, a Note holder who has not converted its Notes into Common Stock will not be entitled to the Conversion Premium upon conversion. We refer to the offer made hereunder as the “offer.” The offer is on the terms and subject to the conditions set forth in this amended and restated offering circular and in the Special Conversion Letter of Transmittal.

The offer will expire at 5:00 p.m., New York City time, on September 8, 2006, unless extended or earlier terminated by us (such date and time, as they may be extended from time to time or earlier terminated, the “expiration date”). You may withdraw Notes tendered in the offer at any time prior to 5:00 p.m., New York City time, on the expiration date, unless theretofore accepted for conversion pursuant to the offer.

In lieu of issuing fractional shares of Common Stock, we will pay to holders of Notes converted in the offer who otherwise would have been entitled to a fractional share an amount in cash based on the closing price of our Common Stock on the New York Stock Exchange on the last trading day before the conversion date. Our Common Stock trades on the New York Stock Exchange under the symbol “FCX.” On August 29, 2006, the last reported sale price of our Common Stock was $57.02 per share. As of August 29, 2006, $293,163,000 principal amount of Notes remain outstanding.

See “Special Factors” and “Risk Factors” beginning on pages 10 and 17, respectively, for a discussion of various factors you should consider in connection with the offer.

NEITHER WE, OUR BOARD NOR ANY OF OUR ADVISORS OR AGENTS IS MAKING ANY RECOMMENDATION REGARDING WHETHER OR NOT YOU SHOULD TENDER NOTES IN THE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN INDEPENDENT DETERMINATION AS TO WHETHER OR NOT YOU WISH TO TENDER YOUR NOTES.

If this offer is withdrawn or otherwise not completed, then the offer will not be effected with respect to Note holders who have validly elected to convert their Notes pursuant to the offer.

Neither this transaction nor the securities to be issued upon conversion of the Notes has been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission. Neither the SEC nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

Our conversion agent for the offer is The Bank of New York and our information agent is Georgeson Inc.

The date of this amended and restated offering circular is August 31, 2006.

IMPORTANT

If you desire to convert all or any portion of your Notes in the offer, you must either:

(1)  if you hold your Notes in street name or through a custodian, request your broker, dealer, commercial bank, trust company or other nominee to effect the conversion of your Notes for you; or

(2)  complete and sign the Special Conversion Letter of Transmittal (or a facsimile thereof) in accordance with its instructions, have your signature guaranteed (if required by Instruction 4 to the Special Conversion Letter of Transmittal), mail or deliver the Special Conversion Letter of Transmittal (or a facsimile thereof) and any other required documents to our conversion agent, The Bank of New York, and tender your Notes pursuant to the procedure for book-entry transfer set forth in the section of this amended and restated offering circular entitled “Procedures for Participating in the Offer.”

________________________

This offer does not constitute an offer to sell or a solicitation of an offer to buy our securities in any jurisdiction where it is unlawful to make such an offer or solicitation.

This offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and applicable exemptions under state securities laws.

We will not pay any commission or other remuneration to any broker, dealer, salesman or other person to solicit conversion of the Notes. No one has been authorized to give any information or to make any representations with respect to the matters described in this amended and restated offering circular, other than those contained in this amended and restated offering circular. If given or made, such information or representation may not be relied upon as having been authorized by the company.

This amended and restated offering circular is submitted to holders of our Notes for informational use solely in connection with their consideration of the offer described in this amended and restated offering circular. Its use for any other purpose is not authorized. This amended and restated offering circular may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder of our Notes to whom it is submitted.

The terms “we,” “us,” “our” and “the company” refer to Freeport-McMoRan Copper & Gold Inc. and our subsidiaries, except when used in reference to obligations under the Notes or the offer, in which case such terms refer only to Freeport-McMoRan Copper & Gold Inc.

________________________

i

This amended and restated offering circular summarizes various documents and other information, copies of which will be made available to you upon request, as indicated under “Where You Can Find Additional Information.” Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making an investment decision, holders of Notes must rely on their own independent examination of the terms and conditions of the offer, including the merits and risks involved. The information contained in this amended and restated offering circular is as of the date hereof and neither the delivery of this amended and restated offering circular nor the consummation of the offer shall create any implication that the information contained herein is accurate or complete as of any date other than the date hereof. No representation is made to any offeree regarding the legality of an investment in our Common Stock by the offeree under any applicable laws or regulations. The contents of this amended and restated offering circular are not to be construed as legal, business or tax advice. Holders of Notes should consult their own attorney, business advisor and tax advisor for legal, business or tax advice with respect to the offer or an investment in the Common Stock.

THIS AMENDED AND RESTATED OFFERING CIRCULAR AND THE SPECIAL CONVERSION LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE YOU MAKE ANY INVESTMENT DECISION WITH RESPECT TO THE OFFER.

TABLE OF CONTENTS

Page No.

Summary	1
Special Factors	10
Risk Factors	17
Capitalization	25
Price Ranges for Notes and Common Stock and Quarterly and Supplemental Cash Dividends	26
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	28
Selected Historical Consolidated Financial and Operating Data	29
Pro Forma Summary of Debt Maturities	32
The Offer	33
Procedures for Participating in The Offer	35
Dividend Policy	37
Material United States Federal Income Tax Considerations	37
Use of Proceeds	39
Financial Advisor	40
Information Agent	40
Conversion Agent	40
Fees and Expenses	41
Indemnification of our Directors and Officers	41
Where You Can Find Additional Information	42

This document incorporates important business and financial information about the company from documents that we file with the SEC. This information is available at the internet web site the SEC maintains at http://www.sec.gov, as well as from other sources. See “Where You Can Find Additional Information.” You may also request copies of these documents, without charge, by writing or calling us or our information agent at:

Company:	Information Agent:
Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, Louisiana 70112 Attention: David P. Joint Investor Relations (504) 582-4000	Georgeson Inc. 17 State Street New York, New York 10004 (866) 767-8979

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This amended and restated offering circular and the documents incorporated by reference herein contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements,” including statements about anticipated sales volumes, ore grades, commodity prices, development and capital expenditures, mine production and development plans, environmental reclamation and closure plans and costs, dividend payments, liquidity, financial commitments, reserve estimates, political, economic and social conditions in our areas of operations, and exploration efforts and results; statements of the plans, strategies and objectives of management for future operations; statements regarding future economic conditions or performance; statements regarding the anticipated effects of mining accidents or other unanticipated occurrences; statements about political uncertainties, dealings with regulatory authorities or dealings with indigenous people; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections of this amended and restated offering circular entitled “Summary” and “Risk Factors,” among other places.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results may differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this amended and restated offering circular. All forward-looking statements contained or incorporated by reference herein are made as of the date of this amended and restated offering circular. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update or revise any forward-looking statement. Currently known risk factors include, but are not limited to, the factors described in this amended and restated offering circular in the section of this amended and restated offering circular entitled “Risk Factors.” The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements; however, that safe harbor does not by its terms apply to statements made in connection with a tender offer.

We urge you to review carefully the sections of this amended and restated offering circular entitled “Special Factors” and “Risk Factors” for a more complete discussion of the risks related to the offer.

  SUMMARY

This summary highlights selected information we have included in or incorporated by reference into this amended and restated offering circular. It does not contain all information that may be important to you. More detailed information about the offer, our securities, our business and our financial and operating data is contained elsewhere in this amended and restated offering circular or the material incorporated by reference herein. We encourage you to read this amended and restated offering circular and the documents incorporated by reference herein in their entirety before making a decision as to whether to participate in the offer.

Background and Purpose

The offer is part of our comprehensive plan to reduce our debt and simplify our capital structure.

The purpose of the offer is to induce conversion of some or all of the Notes that currently remain outstanding. In February 2003, we privately placed $575 million principal amount of unregistered Notes, which were subsequently registered in April 2003. From September 2005 through July 2006, we completed privately negotiated transactions with Note holders resulting in the early conversion of $281.8 million principal amount of the Notes (or approximately 49% of the Notes then outstanding) into Common Stock. In those transactions, the participating holders converted their Notes into 9.1 million shares of Common Stock and received premium and accrued interest payments of $27.6 million cash. We recorded net charges totaling $25.0 million related to those transactions. As of August 29, 2006, $293,163,000 principal amount of Notes remain outstanding.

We believe the conversion of the remaining Notes pursuant to the offer will strengthen our balance sheet by reducing our outstanding debt and our interest expense. We also believe that the early conversions will eliminate or reduce the uncertainty associated with whether the Notes will convert into equity in the future or whether we will be required to fund the principal amount of the Notes at maturity. For additional information on the background and purpose of the offer, see “Special Factors - Background of and Reasons for the Offer.”

Company Overview

Through our majority-owned subsidiary, PT Freeport Indonesia, we have one of the world’s largest copper and gold mining and production operations in terms of reserves and production. Our principal asset is a majority ownership interest in the Grasberg minerals district, which, based on the latest available data, contains the largest single copper reserve and the largest single gold reserve of any mine in the world.

PT Freeport Indonesia, our principal operating subsidiary, operates under an agreement, called a Contract of Work, with the Government of Indonesia. The Contract of Work allows us to conduct exploration, mining and production activities in a 24,700-acre area called Block A located in Papua, Indonesia. Under the Contract of Work, PT Freeport Indonesia also conducts exploration activities (which are currently suspended, but are under review for resumption) in an approximate 500,000-acre area called Block B in Papua. All of our proven and probable mineral reserves and current mining operations are located in Block A.

We own 90.64 percent of PT Freeport Indonesia, including 9.36 percent owned through our wholly owned subsidiary, PT Indocopper Investama. The Government of Indonesia owns the remaining 9.36 percent of PT Freeport Indonesia. In July 2004, we received a request from the Indonesian Department of Energy and Mineral Resources that we offer to sell shares in PT Indocopper Investama to Indonesian nationals at fair market value. In response to this request and in view of the potential benefits of having additional Indonesian ownership in our project, we have agreed to consider a potential sale of an interest in PT Indocopper Investama at fair market value. Neither our Contract of Work nor Indonesian law requires us to divest any portion of our ownership interest in PT Freeport Indonesia or PT Indocopper Investama.

We also operate through a majority-owned subsidiary, PT Puncakjaya Power (“Puncakjaya Power”), and through Atlantic Copper, S.A. (“Atlantic Copper”) and PT Irja Eastern Minerals (“Eastern Minerals”), our other principal wholly owned subsidiaries. Puncakjaya Power’s sole business is to supply power to PT Freeport Indonesia’s operations. Atlantic Copper’s operations are in Spain and involve the smelting and refining of copper concentrates and the marketing of refined copper and precious metals in slimes. Eastern Minerals conducts mineral exploration activities (which are currently suspended) in Papua, Indonesia. PT Freeport Indonesia owns a 25 percent interest in PT Smelting, an Indonesian company which operates a copper smelter and refinery in Gresik, Indonesia.

In 1996, we established joint ventures with Rio Tinto, an international mining company with headquarters in London, England. One joint venture covers PT Freeport Indonesia’s mining operations in Block A and gives Rio Tinto, through 2021, a 40 percent interest in certain assets and future production exceeding specified annual amounts of copper, gold and silver in Block A, and, after 2021, a 40 percent interest in all production from Block A. Operating, non-expansion capital and administrative costs are shared proportionately between PT Freeport Indonesia and Rio Tinto based on the ratio of (a) the incremental revenues from production from our expansion completed in 1998 to (b) total revenues from Block A, including production from PT Freeport Indonesia’s previously existing reserves. PT Freeport Indonesia receives 100 percent of the cash flow from specified annual amounts of copper, gold and silver through 2021, calculated by reference to its proven and probable reserves as of December 31, 1994, and 60 percent of all remaining cash flow.

For further information regarding the Contracts of Work, our reserves, our joint venture agreements, our smelting and refining operations, and other aspects of our operations, we refer you to the section of our Annual Report for the year ended December 31, 2005 entitled “Business and Properties,” which is incorporated by reference in this amended and restated offering circular. See “Where You Can Find Additional Information.”

Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112 and our telephone number is (504) 582-4000.

Summary of the Offer

We are offering to pay a cash premium of $90, plus accrued and unpaid interest up to (but excluding) the conversion date, for each $1,000 principal amount of our Notes that is converted into our Common Stock on the terms and subject to the conditions set forth in this amended and restated offering circular and related Special Conversion Letter of Transmittal. As of August 29, 2006, $293,163,000 principal amount of Notes remain outstanding.

The following question-and-answer format discusses in summary form many of the questions you may have as a holder of the Notes. This presentation may not contain all of the information that you will need to make a decision regarding whether or not to tender your Notes for conversion in the offer. We encourage you to carefully read this amended and restated offering circular and the documents to which we refer you in their entirety, including the matters discussed under “Risk Factors” and “Special Factors.”

Q: Who is making the offer?

A: Freeport-McMoRan Copper & Gold Inc. is making the offer. Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and our telephone number is (504) 582-4000. For further information concerning the company, we refer you to the section of our Annual Report on Form 10-K for the year ended December 31, 2005, entitled “Business and Properties.” For further information on the Notes, we refer you to our prospectus dated April 30, 2003. See “Where You Can Find Additional Information.”

Q: What are we seeking to accomplish in the offer and what consideration are we offering in the offer?

A: We are seeking to induce conversion of the remainder of the outstanding Notes. We are offering to pay a cash premium of $90 for each $1,000 principal amount of our Notes that is converted into our Common Stock, plus accrued and unpaid interest on the Notes. We will not issue fractional shares for Notes converted in the offer and, in lieu thereof, Note holders who would otherwise be entitled to a fractional share will be paid an amount in cash based on the closing price of our Common Stock on the last trading day before the conversion date. For further information, we refer you to the section of this amended and restated offering circular entitled “The Offer.”

Any shares of Common Stock issued as a result of the conversion would be in addition to our 187.6 million shares that were outstanding as of July 31, 2006.

If all of our outstanding Notes are converted in the offer, we will have approximately 197.1 million outstanding shares of Common Stock.

Q: Will you receive accrued and unpaid interest on the Notes?

A: Yes. We will pay accrued and unpaid interest on Notes converted in the offer up to (but excluding) the conversion date, which is expected to be the second business day after the expiration date of the offer. See “The Offer - Terms of the Offer.”

Q: Will the Company pay the regular September 1 interest payment?

A: Yes. The Company will pay the regular September 1 interest payment to all holders entitled to receive the interest payment, whether or not such holders participate in the offer. See “The Offer - Terms of the Offer.”

Q: Will tendering holders of the Notes receive the supplemental dividend payable to holders of Common Stock on September 29, 2006?

A: Yes. We expect that tendering holders will be entitled to receive the supplemental dividend of $0.75 per share payable to holders of Common Stock on September 29, 2006 because the Notes tendered in the offer are expected to be converted into Common Stock on September 12, 2006, which is prior to the September 14, 2006 record date for payment of the supplemental dividend. If, for any reason, the offer is extended beyond

        September 11, 2006, it is possible that the supplemental dividend payable on September 29, 2006, will not be paid to holders of Notes who have converted their Notes into shares of Common Stock.

Q: What will happen to your Notes if you do not participate in the offer?

A: If you do not tender your Notes for conversion in the offer, they will remain outstanding and will initially remain listed on the New York Stock Exchange under the ticker symbol “FCXF11.” Depending upon the number of Notes accepted for conversion pursuant to the offer and the number of holders of Notes remaining after consummation of the offer, however, the Notes may no longer meet the requirements of the New York Stock Exchange for continued listing, which would adversely affect the trading market and could adversely affect the market value of the Notes. The New York Stock Exchange could initiate delisting procedures with respect to the Notes if the aggregate market value or principal amount of the Notes is less than $1 million. See “Risk Factors - Risks Related to the Offer and Notes.”

Q: What factors should you consider in deciding whether to convert your Notes?

A: In deciding whether to participate in the offer, you should carefully consider the discussion of risks, uncertainties and factors described in this amended and restated offering circular, including the sections of this amended and restated offering circular entitled “Special Factors” and “Risk Factors,” and the section of our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, and June 30, 2006, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” See “Where You Can Find Additional Information.” In addition, you should carefully consider the terms of the Notes, including events requiring adjustments to the conversion rate as set forth in the Indenture dated as of February 11, 2003, filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2005.

Q: Will the Common Stock issued upon conversion of the Notes be listed for trading?

A: Yes, the shares will be listed on the New York Stock Exchange under the symbol “FCX.” Generally, the Common Stock you will receive upon conversion will be freely tradable, unless you are an affiliate of the Company, as that term is defined in the Securities Act, or you acquired your Notes from an affiliate of the Company in an unregistered transaction.

Q: Are any Notes held by our directors or officers?

A: No. None of our directors, officers or affiliates hold any Notes.

Q:	What is our position on the fairness of the offer, and is our board of directors recommending that you convert your Notes?

A: For the reasons discussed below, our board of directors has determined that the offer is substantively and procedurally fair to the Note holders, none of whom are directors, officers or affiliates of the company. However, neither we, our board nor any of our advisors or agents is making any recommendation regarding whether or not you should tender Notes in the offer. Accordingly, you must make your own independent determination as to whether or not you wish to tender your Notes. See “Special Factors - Fairness of the Offer.”

Q: Do we have the current authority to issue the Common Stock?

A: Yes. The Common Stock we propose to issue upon conversion of the Notes represents currently authorized shares of our Common Stock, which our board of directors has authorized and which may be issued without stockholder approval. Provided that the conditions described under the section of this amended and restated offering circular entitled “The Offer - Conditions to the Offer” have been satisfied, and unless the offer has been terminated by us, we intend to issue Common Stock for properly tendered Notes promptly following the expiration of the offer. For more information regarding the timing of the issuance of Common Stock in the offer, we refer you to the section of this amended and restated offering circular entitled “Procedures for Participating in the Offer - Acceptance of Notes for Conversion and Payment; Delivery of Common Stock.”

Q: How will we pay the Conversion Premium for and interest on the Notes converted in the offer?

A: We intend to pay the Conversion Premium for and interest on all Notes converted in the offer from cash on hand. Provided that the conditions described under the section of this amended and restated offering circular entitled “The Offer - Conditions to the Offer” have been satisfied, and unless the offer has been terminated by us, we expect to pay the Conversion Premium for and interest on properly tendered Notes on the second business day after the expiration date of the offer.

Q: Are there any material conditions to the offer?

A: Our completion of the offer is contingent upon:
•	the absence of any determination that the offer violates any law, rule or interpretation of the SEC staff;
•	the absence of any pending proceeding that materially impairs our ability to complete the offer;
•	the absence of any material adverse development in any existing legal proceeding involving us or any of our subsidiaries;
•	the absence of any material adverse change in the trading price of the Notes or Common Stock in any major securities or financial market, or in the United States trading markets generally;
•	the absence of any material adverse change in our business, financial condition or operations;
•	the absence of any war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the Republic of Indonesia; and
•
as a result of any event described in the preceding bullet points, our board reasonably concludes (together with a legal opinion of counsel to such effect) that the exercise of its fiduciary duties requires us to terminate the offer.

All conditions to the offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived on or before the expiration of the offer. If any of these conditions are not satisfied or waived by us, we will not be obligated to pay the Conversion Premium and we reserve the right to terminate the offer. See “The Offer - Conditions to the Offer.”

Q: What are the federal income tax consequences to you of participating in the offer?

A: You may recognize income, gain or loss upon the conversion of a Note into shares of our Common Stock and cash pursuant to the offer (1) to the extent of the cash attributable to accrued interest not previously included in income, which will be taxable as ordinary income, (2) with respect to cash received in lieu of a fractional share, and (3) to the extent of the Conversion Premium. For more information regarding the tax consequences to you as a result of participating in the offer, we refer you to the section of this amended and restated offering circular entitled “Certain United States Federal Income Tax Considerations.” The tax consequences you may experience as a result of participating in the offer will depend on your individual situation. You should consult your tax advisor for a full understanding of these tax consequences.

Q: How will we account for the offer?

A: We will reclassify the carrying amount of converted Notes from debt to equity on our balance sheet, as well as reclassify from other assets to equity our unamortized issuance costs associated with selling the Notes in 2003. We will also recognize a charge to net income. For further information, we refer you to the section of this amended and restated offering circular entitled “The Offer - Accounting Treatment.”

Q: Is our financial condition relevant to your decision to convert your Notes in the offer?

A: Yes. We are obligated to make from time to time interest, principal, dividend and other payments with respect to our outstanding debt and preferred stock. We currently have sufficient cash to pay the Conversion Premium for any Notes tendered for conversion in the offer. However, if you do not tender your Notes in the offer, we cannot assure you that we will be able to pay the Notes at maturity. For further information, we refer you to the section of this amended and restated offering circular entitled “Pro Forma Summary of Debt Maturities.” Our financial condition is also relevant to the extent you elect to retain any Common Stock issued to you in connection with converting your Notes in the offer. Note holders must make their own independent assessment of the market risks associated with holding Notes or Common Stock. See “Special Factors - Fairness of Offer.”

Q: Will we receive any proceeds from the offer?

A: No. We believe conversion of the remaining Notes pursuant to the offer will strengthen our balance sheet by further reducing our outstanding debt and our interest expense. We also believe that the early conversions will eliminate or reduce the uncertainty associated with whether the Notes will convert into equity in the future or whether we will be required to fund the principal amount of the Notes at maturity.

Q: By what date must you tender your Notes for conversion and when does the offer expire?

A: To participate in the offer, you must properly tender your Notes for conversion no later than 5:00 p.m., New York City time, on September 8, 2006 unless such date is extended by us. For more information regarding the time period for tendering your Notes for conversion, we refer you to the section of this amended and restated offering circular entitled “Procedures for Participating in the Offer.”

Q: Under what circumstances may we extend or terminate the offer?

A: We can extend the offer in our sole and absolute discretion, and we reserve the right to do so. During any extension of the offer, the Notes that were previously tendered for conversion and not withdrawn will remain subject to the offer. In addition, we expressly reserve the right to terminate the offer and not pay the Conversion Premium if any of the events described in the section of this amended and restated offering circular entitled “The Offer - Conditions to the Offer” occurs within our sole and absolute discretion. For more information regarding our right to extend or terminate the offer, we refer you to the section of this amended and restated offering circular entitled “The Offer.”

Q: How will you be notified if the offer is extended or amended?

A: We will issue a press release or otherwise publicly announce any extension or amendment of the offer. The release or announcement of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the offer. For more information regarding notification of extensions or amendments of the offer, we refer you to the section of this amended and restated offering circular entitled “The Offer.”

Q: How do you tender your Notes for conversion?

A: If your Notes are held in the name of a broker, dealer or other nominee, the Notes may be tendered by your nominee through The Depository Trust Company (“DTC”). If your Notes are not held in the name of a broker, dealer or other nominee, you must tender your Notes, together with a completed Special Conversion Letter of Transmittal and any other documents required thereby, to our conversion agent, no later than the time the offer expires. For more information regarding the procedures for tendering your Notes, we refer you to the sections of this amended and restated offering circular entitled “Conversion Agent” and “Procedures for Participating in the Offer.”

Q: When will you receive cash and the Common Stock in conversion for your tendered Notes?

A: Subject to the satisfaction or waiver of all conditions to the offer, and assuming we have not elected to terminate or amend the offer, we will accept for conversion Notes that are properly tendered for conversion and not withdrawn prior to the expiration of the offer at 5:00 p.m., New York City time, on September 8, 2006, unless such date is extended by us. Promptly following that date, Common Stock and cash will be delivered in exchange for properly tendered Notes. We expect to make payment for Notes converted in the offer on the second business day after the expiration date. For more information regarding our obligation to pay cash for tendered Notes, we refer you to the section of this amended and restated offering circular entitled “Procedures for Participating in the Offer - Acceptance of Notes for Conversion and Payment; Delivery of Common Stock.”

Q: What will happen if your Notes are not accepted for conversion in the offer?

A: If we decide for any reason not to accept any Notes that have been tendered for conversion in the offer, we will arrange for the conversion agent to return the Notes to the holder who elected to convert, at our expense, promptly after the expiration or termination of the offer. DTC will credit any withdrawn or unaccepted Notes to the tendering holder’s account at DTC. For more information, we refer you to the section of this amended and restated offering circular entitled “Procedures for Participating in the Offer.”

Q: What is the deadline and what are the procedures for withdrawing your previously tendered Notes?

A: You may withdraw previously tendered Notes at any time before the expiration date for the offer unless theretofore accepted for conversion pursuant to the offer. To withdraw previously tendered Notes, you are required to deliver a written notice of withdrawal to our conversion agent, with all the information required by the notice of withdrawal, prior to the applicable expiration date. For more information regarding your right to withdraw your tendered Notes and the procedures for doing so, we refer you to the section of this amended and restated offering circular entitled “Procedures for Participating in the Offer - Withdrawal of Tenders.”

Q: Will holders of our Notes have appraisal or dissenters’ rights in connection with the offer?

A: No. Appraisal or dissenters’ rights are not available. You should read this amended and restated offering circular for information regarding the rights that are available to you. See “Where You Can Find Additional Information.”

Q: Are there any government or regulatory approvals required for the consummation of the offer?

A: We are not aware of any governmental or federal or state regulatory approvals required for the consummation of the offer, other than filing a Schedule TO with the SEC and otherwise complying with applicable securities laws.

Q: Who is the conversion agent for the offer?

A: The Bank of New York is the conversion agent for the offer. For further information, we refer you to the section of this amended and restated offering circular entitled “Conversion Agent.”

Q: To whom can you direct your questions about the offer?

A: If you have questions regarding the information in this amended and restated offering circular or the offer, please contact us or our information agent at the telephone numbers or addresses listed below. Certain officers or other employees of the company may respond to questions regarding the offer and solicit tenders of Notes in the offer. No special compensation will be paid to any such officer or employee for any duties performed in connection with the offer, which will be identical to their regular duties. If you have questions regarding the procedures for tendering your Notes for conversion or require assistance in tendering your Notes, please contact our conversion agent, The Bank of New York, at the telephone number or address listed below. If you would like additional copies of this amended and restated offering circular, our 2005 Annual Report on Form 10-K, our 2006 quarterly reports on Form 10-Q, our current reports on Form 8-K, our 2006 annual meeting proxy statement on Schedule 14A, or our April 30, 2003 prospectus describing the Notes, please contact us or our information agent at the telephone numbers or addresses listed below.

Conversion Agent:	Information Agent:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street - 7 East New York, New York 10286 Attention: Mr. William Buckley Phone number: (212) 815-5788	Georgeson Inc. 17 State Street New York, New York 10004 Phone number: (866) 767-8979

Company: Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, Louisiana 70112 Attention: David P. Joint, Investor Relations Phone number: (504) 582-4000

Summary Description of Common Stock

The following summary highlights selected information about the terms of the Common Stock we propose to issue upon conversion of the Notes. For a more detailed description of our Common Stock, we refer you to the full text of our amended and restated certificate of incorporation. See “Where You Can Find Additional Information.”
Issuer	Freeport-McMoRan Copper & Gold Inc.
Securities Offered	Class B Common Stock.
Shares Outstanding	As of July 31, 2006, we had 187.6 million shares of Common Stock outstanding. If all of our outstanding Notes are converted in the offer, we will have approximately 197.1 million outstanding shares.
Listing	Our Common Stock is listed on the New York Stock Exchange under the symbol “FCX.”
Voting Rights	Holders of our Common Stock are entitled to one vote for each share held. Holders of Common Stock are entitled to vote on all matters submitted to the stockholders.
Rank	The Common Stock ranks junior to all of our currently outstanding preferred stock as to the payment of dividends and liquidation distributions and ranks junior to all of our outstanding debt.
Liquidity

Generally, the Common Stock you receive as a result of conversion will be freely tradable, unless you are considered an affiliate of ours, as that term is defined in the Securities Act, or you acquired your Notes from an affiliate of ours in an unregistered transaction.

Dividends

In November 2005, our board of directors authorized an increase in the annual cash dividend to $1.25 per share, payable quarterly ($0.3125 per share quarterly), beginning with the February 1, 2006 dividend payment. During 2005 our board authorized three supplemental dividends of $0.50 per share. During 2006, our board of directors has authorized a supplemental dividend of $0.50 per share that was paid on March 31, 2006, a supplemental dividend of $0.75 per share that was paid on June 30, 2006, and a supplemental dividend of $0.75 per share that will be paid on September 29, 2006. We expect that tendering holders will be entitled to receive the supplemental dividend of $0.75 per share payable on September 29, 2006, because the Notes tendered in the offer are expected to be converted into Common Stock on September 12, 2006, which is prior to the September 14, 2006 record date for payment of the supplemental dividend. The declaration and payment of dividends is at the discretion of our board of directors and will depend on our financial results, cash requirements, future prospects and other factors deemed relevant by the board. In addition, payment of dividends on our Common Stock is subject to limitations under the indenture governing our 10⅛% and 6⅞% senior notes and, in certain circumstances, our credit facility.

SPECIAL FACTORS

Background of and Reasons for the Offer

The offer is part of our comprehensive plan to reduce our debt and simplify our capital structure. The purpose of the offer is to induce conversion of the remaining outstanding Notes in the principal amount of $293.2 million. We believe conversion of the remaining Notes pursuant to the offer will strengthen our balance sheet by further reducing our outstanding debt and our interest expense. We also believe that the early conversions will eliminate or reduce the uncertainty associated with whether the Notes will convert into equity in the future or whether we will be required to fund the principal amount of the Notes at maturity.

In deciding to make the offer, we considered the fact that the trading prices of the Notes have become increasingly more correlated with the trading prices of our Common Stock due to the substantial increase in the trading price of our Common Stock since the Notes were issued. See “Determination of Conversion Premium” and “Price Ranges for Notes and Common Stock and Quarterly Cash Dividends.” We considered this tender offer as the best way to induce the Note holders to convert their Notes into Common Stock. No alternatives were considered.

Original Issuance of the Notes. We originally issued the Notes in the aggregate principal amount of $575.0 million at an issue price of $1,000 per Note in a private placement in February 2003. The conversion price of $30.872 represented a 70 percent premium over the closing price of our Common Stock at the time of the transaction. Following the private placement, we filed with, and the Securities and Exchange Commission declared effective on April 30, 2003, a registration statement on Form S-3 pursuant to which holders of the Notes were able to resell the Notes or shares of our Common Stock into which the Notes are convertible. We then registered the Notes under Section 12(b) of the Securities Exchange Act of 1934 and listed the Notes for trading on the New York Stock Exchange.

Debt Reduction. At December 31, 2003, we had total debt of approximately $2.2 billion. We subsequently completed a series of transactions to reduce our debt and our total debt at June 30, 2006 approximated $1.1 billion. The following debt transactions were completed in 2005 and 2006:

•  Prepayment of $187.0 million of bank debt;

•  Purchases in open market transactions of

o	$227.6 million of 10⅛% Senior Notes for $251.8 million;

o	$11.1 million of 7.50% Senior Notes due 2006 for $11.5 million; and

o	$4.4 million of 7.20% Senior Notes due 2026 for $4.1 million;

•  Privately negotiated transactions to induce conversion of $281.8 million of the Notes as described further below under “Privately Negotiated Transactions”;

•  Mandatory redemption of $167.4 million of our Gold-Denominated Preferred Stock, Series II for $236.4 million; and

•  Mandatory redemption of $25.0 million of our Silver-Denominated Preferred Stock for $43.2 million.

We have continued to assess opportunities to further reduce our debt in advance of scheduled maturities. As part of this process, we have considered transactions to induce conversion of the Notes.

Similar Transactions. In 2003, we engaged a financial advisor and privately negotiated the early conversion of 51.5 percent of our then outstanding 8¼% Convertible Senior Notes due January 2006 resulting in the early conversion of $311.1 million of our debt into equity. In January 2004, we engaged a financial advisor and completed a tender offer for the remaining 8¼% Convertible Senior Notes resulting in the early conversion of $225.8 million of our debt into equity.

Consideration of Induced Conversions of the Notes. Based on our experience with the induced conversions of our 8¼% Convertible Senior Notes and as part of our efforts to reduce our debt in advance of the scheduled maturities, during the second quarter of 2005, our management team began to consider transactions to induce conversion of the Notes, which mature in 2011. In June 2005, based on the recommendation of our President and CEO, our board of directors authorized our senior management team (our Chairman, President and CEO and our Chief Financial Officer) to pursue transactions to induce conversions of the Notes. Our senior management began authorizing us to enter into privately negotiated transactions in September 2005.

Privately Negotiated Transactions. From September 2005 through the first week of July 2006, we completed privately negotiated transactions with Note holders resulting in the early conversion of $281.8 million principal amount of the Notes (or approximately 49% of the Notes originally issued) into Common Stock as described in further detail below.

During September of 2005, we completed ten privately negotiated transactions with Note holders resulting in the early conversion of $188.4 million principal amount of the Notes (or approximately 32.8% of the Notes then outstanding) into our Common Stock. In these transactions, the holders converted their Notes into 6.1 million shares of our Common Stock and received $19.2 million in cash, which amount included unpaid interest on the Notes through the date of the transactions and cash premiums paid to Note holders. The amounts of the cash premiums ranged from $94.40 to $100.70 per $1,000 principal amount of Notes converted, and the average cash premium was $96.90 per $1,000 principal amount of Notes converted. Our Common Stock price during this period ranged from $42 to $49.

During the 4th quarter of 2005, we completed five privately negotiated transactions with Note holders resulting in the early conversion of $62.9 million principal amount of the Notes (or approximately 16.3% of the Notes then outstanding) into our Common Stock. In these transactions, the holders converted their Notes into 2.0 million shares of our Common Stock and received $5.9 million in cash, which amount included unpaid interest on the Notes through the date of the transactions and cash premiums paid to Note holders. The amounts of these cash premiums ranged from $70.20 to $93.40 per $1,000 principal amount of Notes converted, and the average cash premium was $79.90 per $1,000 principal amount of Notes converted. Our Common Stock price during this period ranged from $44 to $56.

In January of 2006, we completed one privately negotiated transaction with a Note holder resulting in the early conversion of $11.0 million principal amount of the Notes (or approximately 3.4% of the Notes then outstanding) into our Common Stock. In this transaction, the holder converted its Notes into 0.4 million shares of our Common Stock and received $0.8 million in cash, which amount included unpaid interest on the Notes through the date of the transaction and a cash premium paid to the Note holder. The amount of the cash premium was $49.70 per $1,000 principal amount of Notes converted. Our Common Stock price at the time of negotiating this transaction was approximately $58.

In April of 2006, we completed one privately negotiated transaction with a Note holder resulting in the early conversion of $5.0 million principal amount of the Notes (or approximately 1.6% of the Notes then outstanding) into our Common Stock. In this transaction, the holder converted its Notes into 0.2 million shares of our Common Stock and received $0.3 million in cash, which amount included unpaid interest on the Notes through the date of the transaction and a cash premium paid to the Note holder. The amount of the cash premium was $44.40 per $1,000 principal amount of Notes converted. Our Common Stock price at the time of negotiating this transaction was approximately $62.

During the first week of July of 2006, we completed one privately negotiated transaction with a Note holder resulting in the early conversion of $14.5 million principal amount of the Notes (or approximately 4.7% of the Notes then outstanding) into our Common Stock. In this transaction, the holder converted its Notes into 0.5 million shares of our Common Stock and received $1.3 million in cash, which amount included unpaid interest on the Notes through the date of the transactions and a cash premium paid to the Note holder. The amount of the cash premium was $65.00 per $1,000 principal amount of Notes converted. Our Common Stock price at the time of negotiating this transaction was approximately $57.

The Offer. At the end of July, several weeks after completion of the last private transaction, our CFO and CEO began considering the potential transaction. At our Board of Directors meeting on August 1, 2006, our CEO reported on the potential tender offer for the induced conversion of the remaining Notes. During the first week of

August, our CEO and our CFO, working with our financial advisor, established the Conversion Premium for the offer, and our board then approved proceeding with the offer with the Conversion Premium. For information regarding the methodology that we used to determine the Conversion Premium, see “Determination of Conversion Premium.” We commenced the offer on August 10, 2006 to the remaining approximately 150 holders of the Notes.

None of our directors, officers or affiliates holds any Notes. If all of our outstanding Notes are converted in the offer, we will issue 9.5 million shares of our Common Stock and will then have approximately 197.1 million outstanding shares of Common Stock. Thus, we do not anticipate any changes in our present board of directors or management following the completion of this offer.

Plans of the Company after the Offer; Effects of the Offer

Following the consummation of the offer, we plan to continue to conduct our business and operations substantially as they are currently being conducted. Although we continually evaluate the merits of potential commercial and strategic transactions, we currently have no plans or proposals under consideration that would result in:

•	the acquisition by any person of any material amount of additional securities of the company, or the disposition by the company of any material amount of securities of the company;

•	an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving us or any of our subsidiaries;

•
any change in our present board of directors or management, including but not limited to a plan or proposal to change the number or term of our directors, to fill any existing vacancy on our board of directors or to change any material term of the employment contract of any of our executive officers;

•	any material change in our dividend policy or our indebtedness or capitalization, and the application from time to time of available cash to repay outstanding debt;

•	any other material change in our corporate structure or business; or

•	any changes in our certificate of incorporation or bylaws or any other actions that may impede the acquisition or control of the company by any person.

Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value and we may undertake or plan actions that relate to or could result in one or more of these events, including potential changes to our present board of directors, as appropriate.

Holders of Notes who convert their Notes in the offer will receive Common Stock and the Conversion Premium, as well as accrued interest and cash in lieu of a fractional share.

Although the Notes are listed for trading on the New York Stock Exchange, there is currently limited trading in the Notes. To the extent that Notes are tendered for conversion in the offer, the trading market for the remaining Notes may become even more limited or may cease altogether. In addition, depending upon the number of Notes exchanged and accepted for conversion pursuant to the offer and the number of holders of Notes remaining after consummation of the offer, the Notes may no longer meet the requirements of the New York Stock Exchange for continued listing, which could adversely affect the trading market and market value of the Notes. The New York Stock Exchange could initiate delisting procedures with respect to the Notes if the aggregate market value or principal amount of the Notes is less than $1 million. As a result, if you choose not to tender your Notes in the offer, you may find it more difficult to sell your Notes in the future at intervals or prices acceptable to you.

The Notes are currently registered under the Exchange Act. There are approximately 150 Note holders. Registration of the Notes may be terminated by us upon application to the SEC pursuant to Section 12 of the Exchange Act if the Notes are not held by more than 300 holders of record or listed on a national securities exchange.  All Notes tendered in the offer will be retired and canceled. We do not intend to pursue the termination of the registration of the Notes; however, as previously stated, the New York Stock Exchange could initiate delisting procedures with respect to the Notes if the aggregate market value or principal amount of the Notes is less than $1 million. Regardless of whether the registration of the Notes is terminated, we will continue to be subject to reporting and other obligations arising with respect to other classes of our securities.

For a discussion of certain federal income tax consequences of the offer applicable to holders of Notes, see “Certain United States Federal Income Tax Considerations.”

For a discussion of how we will account for the offer, see “The Offer - Accounting Treatment.”

Determination of Conversion Premium

We have structured the offer to give Note holders the opportunity to receive a combination of cash and Common Stock that we believe, after consultation with our financial advisor, is more advantageous to Note holders than the rights Note holders would possess if they refrained from tendering in the offer (or if we elected not to make the offer).

The Notes represent a hybrid security that is part debt and part equity. When our Common Stock trades at prices significantly greater than the conversion price of the Notes ($30.872), the trading price of the Notes is primarily determined by the underlying value of the shares of Common Stock into which the Notes are convertible. For example, on August 2, 2006, the last sales price of Notes reported on Bloomberg L.P. was $188.217 per $100 principal amount, or $1,882.17 per $1,000 principal amount. The closing price of our Common Stock on this date was $56.32. Each Note is convertible into approximately 32.3918 shares of Common Stock. As a result, the underlying value of the shares of Common Stock into which each Note is convertible was $1,824.31 (32.3918 x $56.32). Thus the remaining value would be approximately $58 per Note, or the difference between the trading value of the Notes ($1,882.17) and the underlying value of the shares of Common Stock ($1,824.31). This $58 per Note compares with our offer to pay a Conversion Premium of $90 per $1,000 principal amount of the Notes.

The Conversion Premium being offered is intended to provide a cash incentive for conversion and to compensate the Note holders for the present value of the remaining interest payments reduced by the present value of future dividends on the Common Stock into which the Notes would be converted, assuming that we pay the supplemental dividend of $0.75 payable on September 29, 2006, and we pay our regular dividend of $1.25 per year through the maturity date of the Notes. The total amount of the remaining interest payments on each Note would be $311.11 (or $264.70 on a present value basis assuming a discount rate of 7.0%), and the total amount of dividends on the Common Stock into which each Note would be converted, assuming that we pay the supplemental dividend of $0.75 payable on September 29, 2006, and we pay our regular dividend of $1.25 per year through the maturity date of the Notes, would be $204.00 (or $178.93 on a present value basis assuming a discount rate of 7.0%). Using these assumptions, the present value of the net cash excess of the interest cost savings above the additional dividends is $85.77 per Note. This compares with our offer to pay a Conversion Premium of $90 per 1,000 principal amount of Notes. These calculations do not take into consideration any changes in our regular dividend rate or any potential future supplemental dividends. If we assume our regular dividend is increased by 25% beginning in November 2006, continuing through the maturity date of the Notes, the present value of the dividend stream using a 7.0% discount rate would be $217.69. Under this scenario, the present value of the net cash excess of the interest cost savings over the additional dividends is $47.01 per Note compared with our offer to pay a Conversion Premium of $90 per $1,000 principal amount of the Notes.

During the two days preceding the offer, we consulted with our financial advisor to evaluate the Conversion Premium. We reviewed with our financial advisor the methodologies and quantifications discussed in the previous paragraph. In addition, we discussed with our financial advisor the recent trading prices of the Notes and our Common Stock and the differences between recent trading prices of the Notes and recent trading prices of the underlying Common Stock. We also discussed the appropriate amount of an additional cash incentive to provide to the Note holders using the two scenarios described in the previous paragraph. Based on all of these factors, we concluded that a Conversion Premium of $90 per $1,000 principal amount of the Notes would be an appropriate amount.

Non-tendering holders will continue to receive interest on their Notes to (but excluding) the redemption date or, in the event of conversion, through the interest payment date preceding the conversion date. Tendering holders, on the other hand, would forego the receipt of any further interest on the Notes after the conversion date, but would receive dividend payments with respect to the Common Stock received in the offer (assuming our board continues the policy described below in “Dividend Policy”).

Fairness of Offer

Our board of directors believes that the offer is fair to all Note holders, both substantively and procedurally, and has approved the transaction.

Substantive Fairness

In making its determination regarding the substantive fairness of the offer, the board, upon management’s recommendation, considered a number of factors, including the following:

•
Amount of Payments. As indicated in the preceding section entitled “Determination of Conversion Premium,” the board believes that the Conversion Premium has been calculated to offer Note holders a combination of cash and Common Stock that is more advantageous than the rights a Note holder would possess if it refrained from tendering in the offer (or if we elected not to make the offer). The total amount of the remaining interest payments on each Note would be $311.11 (or $264.70 on a present value basis assuming a discount rate of 7.0%), and the total amount of dividends on the Common Stock into which each Note would be converted, assuming that we pay the supplemental dividend of $0.75 payable on September 29, 2006, and we pay our regular dividend of $1.25 per year through the maturity date of the Notes, would be $204.00 (or $178.93 on a present value basis assuming a discount rate of 7.0%). Using these assumptions, the present value of the net cash excess of the interest cost savings above the additional dividends is $85.77 per Note. This compares with our offer to pay a Conversion Premium of $90 per 1,000 principal amount of Notes. These calculations do not take into consideration any changes in our regular dividend rate or any potential future supplemental dividends. If we assume our regular dividend is increased by 25% beginning in November 2006, continuing through the maturity date of the Notes, the present value of the dividend stream using a 7.0% discount rate would be $217.69. Under this scenario, the present value of the net cash excess of the interest cost savings over the additional dividends is $47.01 per Note compared with our offer to pay a Conversion Premium of $90 per $1,000 principal amount of the Notes.

•
Benefits to the Company. The board believes completion of the offer will enhance the company’s financial position by strengthening its balance sheet through the reduction of outstanding debt and interest expense. The board also believes that the early conversions will eliminate or reduce the uncertainty associated with whether the Notes will convert into equity in the future or whether we will be required to fund the principal amount of the Notes at maturity, and that the benefits of these enhancements will accrue to Note holders whether or not they tender their Notes. The board noted that the company can fund the cash payments required under the offer with available cash, and will not be required to borrow any funds to complete the transaction.

•
Financial Advisor. Although our financial advisor has not rendered any report, opinion or appraisal relating to the fairness of the offer, we did review our methodologies with such advisor in connection with determining the Conversion Premium. See “Determination of Conversion Premium.” We do not believe that a report, opinion, or appraisal from our financial advisor is warranted for the offer for a number of reasons, including the following:

o	None of the Note holders are directors, officers, or affiliates of the company.

o	Our management team is familiar with the valuation methodologies for this type of transaction (see “Background of and Reasons for the Offer”).

o
Each Note holder is in the best position to decide, based upon their own assessment of the current market value of the Notes and the underlying Common Stock, individual liquidity needs, tax considerations, and investment objectives, whether tendering their Notes in the offer is in their best interest.

•	Liquidity. Tendering Note holders will receive Common Stock, which has a more liquid trading market than the trading market for the Notes.

•
Other Factors. The board also considered current and historical trading prices of the Notes and Common Stock, the differences between recent trading prices of the Notes and recent trading prices of the underlying Common Stock (see “Determination of Conversion Premium”), and information provided by management concerning our business, financial condition, results of operations, current business strategy, future business prospects, and material risk exposures. In the context of this transaction, the board did not deem it necessary or relevant to consider the value of the offer’s consideration as compared to going concern values, liquidation values, book values or similar values. Our board believes that the consideration of the present value of the remaining interest payments and the present value of the dividends on the Common Stock into which the Notes would be converted is the most appropriate method of determining the Conversion Premium (see “Determination of Conversion Premium”). Our board did not consider going concern value because it is not relevant to the value of the Conversion Premium. We also believe that the value of the Notes and Common Stock are determined by market price and not by a theoretical going concern value of the company. Our board did not consider liquidation values as a factor because the company is a viable going concern business, and the trading history of our Common Stock is an indication of its value as such. Finally, our board did not consider net book value a material indicator of value because it is an accounting methodology, indicative only of historical costs of our assets and therefore is not relevant to the value of the Conversion Premium and does not reflect the value of the Notes or the value of the Common Stock.

In approving the offer, the board weighed its costs and risks, including the transaction costs associated with the offer, the risk of not completing the offer, and the potential adverse impact of the offer on the trading market for untendered Notes. However, the board determined that the benefits of the offer outweighed these costs and risks.

The conversion premiums paid in the privately negotiated transactions (see “Background of and Reasons for the Offer”) differ from the Conversion Premium because market conditions have changed, including the trading prices of the Notes and Common Stock, and because the difference between remaining interest payments and potential future dividends on the underlying Common Stock has changed.

Procedural Fairness

Our board also believes the offer is procedurally fair for a number of reasons, including the following:

•
Lack of Coercion. The board noted that Note holders are completely free to accept or reject the offer in their sole discretion. If Note holders disagree with our methodology for determining the Conversion Premium (or wish to forego the offer for any other reason), they will retain their Notes and the right to convert them in the future at the same conversion price applicable to the offer. Accordingly, the conversion rights currently held by Note holders will not be forfeited or diminished if a holder does not tender. Apart from reduced liquidity in the market for the Notes following consummation of the offer, the board is unaware of any potential adverse effect of the offer on Note holders who decline to tender.

•
Conversion Price. The board noted that the $30.8720 conversion price, subject to adjustment, applicable to the offer was negotiated at arm’s-length in 2003 when the Notes were originally issued and represented a 70 percent premium over the closing price of our Common Stock at that time. As discussed in “Determination of the Conversion Premium,” the conversion price determines the number of underlying shares of Common Stock into which the Notes may be converted.

•	No Affiliated Parties. Because none of the Notes are held by our affiliates, none of our directors or executive officers had any conflict of interest in considering or approving the offer.

Other

The foregoing discussion is not intended to be exhaustive. It is intended to address the material factors upon which the board based its determination that the offer is fair to all Note holders. In concluding that the offer is substantively and procedurally fair, our board considered all factors as a whole and did not assign specific weight to specific factors.

Although management consulted with its financial advisor, the board did not retain an independent advisor to prepare any report, opinion or appraisal relating to the consideration, or the fairness of the consideration, to be offered pursuant to the offer. The offer does not require the approval of the Note holders or our stockholders, and, given the voluntary nature of the offer, we do not believe any such approvals are necessary or appropriate.

The board is making the offer at this time for the reasons addressed above under “Background of and Reasons for the Offer.” The market risks to Note holders of converting Notes into Common Stock in the offer may differ from the market risks to Note holders of converting Notes into Common Stock at a later date. Although the board believes the offer is fair, it has not taken into account the market risk to holders associated with converting their Notes now as opposed to later. Note holders must make their own independent assessment of these market risks.

NEITHER WE, OUR BOARD NOR ANY OF OUR ADVISORS OR AGENTS IS MAKING ANY RECOMMENDATION REGARDING WHETHER OR NOT YOU SHOULD TENDER NOTES IN THE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN INDEPENDENT DETERMINATION AS TO WHETHER OR NOT YOU WISH TO TENDER YOUR NOTES.

  RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information appearing in this amended and restated offering circular and the documents to which we refer you, including those incorporated by reference, before deciding whether or not to convert your Notes in the offer. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flow and results of operations.

Risks Related to the Offer and Notes

If we complete the offer, the liquidity of the trading market for Notes that are not tendered for conversion may be adversely affected and persons who continue to hold Notes may find it more difficult to sell them at the time or for the price they want.

Although the Notes are listed for trading on the New York Stock Exchange, there is currently a limited trading market for the Notes. To the extent that Notes are tendered and accepted for payment and conversion in the offer, the trading market for the remaining Notes may become even more limited or may cease altogether. In addition, depending upon the number of Notes accepted for payment and conversion pursuant to the offer and the number of holders of Notes remaining after consummation of the offer, the Notes may no longer meet the requirements of the New York Stock Exchange for continued listing, which could adversely affect the trading market and could adversely affect the market value of the Notes. Thus, if you choose not to tender your Notes in the offer, you may find it more difficult to sell your Notes in the future at intervals or prices acceptable to you.

Our stock price has been and may continue to be volatile.

Our mining operations are conducted at a single location in a country that is considered to have significant political risks and, unlike more diversified mining companies, we mine only copper, gold and silver from a single location. As a result, our stock price has historically been more volatile than the stock prices of many other companies in the mining industry. Moreover, the trading price of our Common Stock has been and may continue to be subject to large fluctuations and, therefore, the trading price of the Notes may fluctuate significantly, which may result in losses to investors. The price of our Common Stock may fluctuate in response to a number of events and factors, including:

- current events affecting the political, economic and social situation in Indonesia;

- trends in the mining industry and the markets in which we operate;

- changes in the market prices of gold and copper;

- changes in financial estimates and recommendations by securities analysts;

- quarterly variations in operating results;

- the operating and stock price performance of other mining companies; and

- purchases or sales of blocks of our Common Stock.

The payment of dividends on our Common Stock and purchases of common stock are subject to the discretion of our board of directors and limitations in our 10⅛% senior notes due 2010 and our 6⅞% senior notes due 2014.

In connection with our determination to make the offer, we have assumed that our board of directors will continue to declare quarterly dividends of $0.3125 per share under our dividend policy. However, the declaration and payment of dividends is at the discretion of our board of directors and will depend on our financial results, cash requirements, future prospects and other factors deemed relevant by the board. In addition, payment of dividends on our Common Stock and purchases of common stock are subject to limitations under the indentures governing our 10⅛% senior notes and our 6⅞% senior notes and, in certain circumstances, our credit facility. We can provide no assurances that we will pay dividends on our Common Stock in the future. See “Special Factors - Determination of Conversion Premium” and “Dividend Policy.”

Political and economic conditions in Indonesia have had a negative effect on our credit ratings and any decline in the rating of the Notes may cause their trading price to fall.

The major credit rating agencies have generally had a policy of limiting the credit ratings of companies with operations limited to a particular country to the credit rating for the sovereign debt of that country. As a result of this policy, Standard & Poor’s has assigned a B+ rating to our senior unsecured debt, which is one notch below its current sovereign credit rating of BB- for Indonesia. Moody’s Investors Service has assigned a B1 rating to our senior unsecured debt, which is the same as its current sovereign credit rating for Indonesia. Rating agencies may lower ratings on our debt in the future and, if such a reduction is made, the trading price of the Notes would likely decline.

The Notes have no sinking fund.

We do not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Notes. Therefore, you will have to rely on our cash flow from operations and our other sources of funds for repayment. If our cash flow from operations and our other sources of funds are not sufficient to make interest and principal payments on the Notes, then you may lose all or part of your investment.

Risks Related to our Business

Because our primary operating assets are located in the Republic of Indonesia, our business may be adversely affected by Indonesian political, economic and social uncertainties, in addition to the usual risks associated with conducting business in a foreign country.

Indonesia has faced political, economic and social uncertainties, including separatist movements and civil and religious strife in a number of provinces. In particular, several separatist groups are opposing Indonesian rule over the province of Papua, where our mining operations are located, and have sought political independence for the province. In response to demands for political independence, new Indonesian regional autonomy laws became effective January 1, 2001. However, the manner in which the new laws are being implemented and the degree of political and economic autonomy that they may bring to individual provinces, including Papua, is uncertain and is an ongoing issue in Indonesian politics. Moreover, in Papua there have been sporadic attacks on civilians by separatists and sporadic but highly publicized conflicts between separatists and the Indonesian military. Social, economic and political instability in Papua could materially and adversely affect us if this instability results in damage to our property or interruption of our activities.

Maintaining a good working relationship with the Indonesian government is important to us because all of our mining operations are located in Indonesia and are conducted pursuant to Contracts of Work with the Indonesian government. Accordingly, we are also subject to the usual risks associated with conducting business in and with a foreign country, including the risk of forced modification of existing contracts, changes in the country’s laws and policies, including those relating to taxation, royalties, divestment, imports, exports and currency, and the risk of having to submit to the jurisdiction of a foreign court or arbitration panel or having to enforce the judgment of a foreign court or arbitration panel against a sovereign nation within its own territory. In addition, we are subject to the risk of expropriation, and our insurance does not cover losses caused by expropriation.

In February 2006, a group of illegal gold panners engaged in conflict with Indonesian police and PT Freeport Indonesia security personnel when they were requested to leave an area near our milling facilities. Following the incident, the illegal panners blocked the road leading to the Grasberg mine and mill in protest and we temporarily suspended mining and milling operations as a precautionary measure. The panners also vandalized some of our light vehicles and offices near this area, causing approximately $4 million in damages. Our port facilities continued to operate during the disruption and concentrate shipments were not affected. The panners, mostly Papuans from outside our area of operations, presented a list of aspirations, primarily relating to their desire to share in the benefits of our existing initiatives and programs provided for the Papuans who are traditional residents of our operations area. Mining and milling operations resumed after an approximate four-day outage. During the incident at our mine and mill, protestors in Jakarta vandalized the entrance floor of the office building housing our Indonesian headquarters and staged a three-day rally outside the building. The Indonesian police handled this matter, which did not disrupt our administrative functions or damage any of our facilities.

We cannot predict if there will be additional incidents similar to the February 2006 protests. If there were additional protests at our mine and mill facilities, it could materially affect our business and profitability in ways that we cannot predict at this time.

In addition to the usual risks encountered in the mining industry, we face additional risks because our operations are located on difficult terrain in a very remote area.

Our mining operations are located in steeply mountainous terrain in a very remote area in Indonesia. Because of these conditions, we have had to overcome special engineering difficulties and develop extensive infrastructure facilities. In addition, the area receives considerable rainfall, which has led to periodic floods and mudslides. The mine site is also in an active seismic area and has experienced earth tremors from time to time. In addition to these special risks, we are also subject to the usual risks associated with the mining industry, such as the risk of encountering unexpected geological conditions that may result in cave-ins and flooding of mine areas. Our insurance may not sufficiently cover an unexpected natural or operating disaster.

On October 9, 2003, a slippage of material occurred in a section of the Grasberg open pit, resulting in eight fatalities. On December 12, 2003, a debris flow involving a relatively small amount of loose material occurred in the same section of the open pit resulting in minor property damage. All material involved in the affected mining areas was removed. The events caused us to alter our short-term mine sequencing plans, which adversely affected our 2003 and 2004 production. While we resumed normal production activities in the second quarter of 2004, no assurance can be given that similar events will not occur in the future.

On March 23, 2006, a mud/topsoil slide involving approximately 75,000 metric tons of material occurred from a mountain ridge above service facilities supporting PT Freeport Indonesia’s mining facilities. Regrettably, three contract workers were fatally injured in the event. The material damaged a mess hall and an adjacent area. PT Freeport Indonesia and the Indonesian Department of Energy and Mineral Resources conducted a joint study to identify and mitigate hazards to facilities. Remedial work is under way to implement identified risk mitigation measures and further enhancements to the early warning systems have been completed. The event did not directly involve operations within the Grasberg open-pit mine or PT Freeport Indonesia’s mining operations.

The terrorist attacks in the United States on September 11, 2001, subsequent attacks in Indonesia and the potential for additional future terrorist acts and other recent events have created economic and political uncertainties that could materially and adversely affect our business and the prices of our securities.

On August 31, 2002, three people were killed and 11 others were wounded in an ambush by a group of unidentified assailants. The assailants shot at several vehicles transporting international contract teachers from our school in Tembagapura, their family members, and other contractors to PT Freeport Indonesia on the road near Tembagapura, the mining town where the majority of PT Freeport Indonesia’s personnel reside. We, along with the U.S. government, the central Indonesian government, the Papuan provincial and local governments, and leaders of the local people residing in the area of our operations condemned the attack. Indonesian authorities and the U.S. FBI investigated the incident, which resulted in the U.S. indictment of an alleged operational commander of the Free Papua Movement/National Freedom Force. In January 2006, Indonesian Police, accompanied by FBI agents, arrested the alleged operational commander in the Free Papua Movement/National Freedom Force and 11 other Papuans.

On October 12, 2002, a bombing killed 202 people in the Indonesian province of Bali, which is 1,500 miles west of our mining and milling operations. Indonesian authorities arrested 35 people in connection with this bombing and 29 of those arrested have been tried and convicted. On August 5, 2003, 12 people were killed and over 100 others were injured by a car bomb detonated outside of the JW Marriott Hotel in Jakarta, Indonesia. On September 9, 2004, 11 people were killed and over 200 others injured by a car bomb detonated in front of the Australian embassy in Jakarta. On October 1, 2005, three suicide bombers killed 19 people and wounded over 100 others in Bali. The same international terrorist organizations are suspected in each of these incidents. In November 2005, Indonesian Police raided a house in East Java that resulted in the death of other accused terrorists linked to the bombings discussed above. Our mining and milling operations were not interrupted by these incidents but our corporate office in Jakarta had to relocate for several months following the bombing in front of the Australian embassy.

We cannot predict whether there will be additional incidents similar to the 2002 shooting or more recent bombings. If there were to be additional separatist, terrorist or other violence in Indonesia, it could materially and adversely affect our business and profitability in ways that we cannot predict at this time.

Terrorist attacks and other recent events have caused uncertainty in the world’s financial and insurance markets and may significantly increase global political, economic and social instability, including in Indonesia. In addition to the Bali, JW Marriott Hotel and Australian embassy bombings, there have been anti-American demonstrations in certain sections of Indonesia reportedly led by radical Islamic activists. Radical activists have also threatened to attack foreign interests and have called for the expulsion of U.S. and British citizens and companies from Indonesia.

It is possible that further acts of terrorism may be directed against the U.S. domestically or abroad, and such acts could be directed against properties and personnel of companies such as ours. The attacks and the resulting economic and political uncertainties, including the potential for further terrorist acts, have negatively impacted insurance markets. Moreover, while our property and business interruption insurance covers damages to insured property directly caused by terrorism, this insurance does not cover damages and losses caused by war. Terrorism and war developments may materially and adversely affect our business and profitability and the prices of our securities in ways that we cannot predict at this time.

Our profitability can vary significantly with fluctuations in the market prices of copper and gold.

Our revenues are derived primarily from the sale of copper concentrates, which also contain significant quantities of gold and silver, and from the sale of copper cathodes and anodes. Although we sell most of our copper concentrates under long-term contracts, the selling price is based on world metal prices at or near the time of shipment and delivery.

During the first half of 2006, the daily closing price on the London spot market ranged from $2.06 to $3.99 per pound for copper and $521 to $726 per ounce for gold. During 2005, the daily closing prices on the London spot market ranged from $1.39 to $2.11 per pound for copper and $411 to $538 per ounce for gold. During 2004, the daily closing prices on the London spot market ranged from $1.06 to $1.49 per pound for copper and $374 to $456 per ounce for gold.

World copper prices have historically fluctuated widely and are affected by numerous factors beyond our control, including:

•	the strength of the U.S. economy and the economies of other industrialized and developing nations, including China;

•	available supplies of copper from mine production and inventories;

•	sales by holders and producers of copper;

•	demand for industrial products containing copper; and

•	investment activity, including speculation, in copper as a commodity.

World gold prices also have historically fluctuated widely and are affected by numerous factors beyond our control, including:

•	the strength of the U.S. economy and the economies of other industrialized and developing nations, including China;

•	global or regional political or economic crises;

•	the relative strength of the U.S. dollar and other currencies;

•	expectations with respect to the rate of inflation;

•	interest rates;

•	purchases and sales of gold by central banks and other holders;

•	demand for jewelry containing gold; and

•	investment activity, including speculation, in gold as a commodity.

Any material decrease in market prices of copper or gold would materially and adversely affect our results of operations and financial condition. See our 2005 Annual Report incorporated herein by reference for an analysis of the effect on our revenues and net income of changes in copper and gold prices.

Our Contracts of Work are subject to termination if we do not comply with our contractual obligations, and if a dispute arises, we may have to submit to the jurisdiction of a foreign court or arbitration panel.

PT Freeport Indonesia’s Contracts of Work and other Contracts of Work in which we have an interest were entered into under Indonesia’s 1967 Foreign Capital Investment Law, which provides guarantees of remittance rights and protection against nationalization. Our Contracts of Work can be terminated by the Government of Indonesia if we do not satisfy our contractual obligations, which include the payment of royalties and taxes to the Indonesian government and the satisfaction of certain mining, environmental, safety and health requirements.

At times, certain government officials and others in Indonesia have questioned the validity of contracts entered into by the Government of Indonesia prior to May 1998 (i.e., during the Suharto regime), including PT Freeport Indonesia’s Contract of Work, which was signed in December 1991. We cannot assure you that the validity of, or our compliance with the Contracts of Work will not be challenged for political or other reasons. PT Freeport Indonesia’s Contracts of Work and our other Contracts of Work require that disputes with the Indonesian government be submitted to international arbitration. Notwithstanding that provision, if a dispute arises under the Contracts of Work, we face the risk of having to submit to the jurisdiction of a foreign court or arbitration panel, and if we prevail in such a dispute, we will face the additional risk of having to enforce the judgment of a foreign court or arbitration panel against Indonesia within its own territory.

Indonesian government officials have periodically raised questions regarding our compliance with Indonesian environmental laws and regulations and the terms of the Contracts of Work. In 2006, the Government of Indonesia created a joint team for “Periodic Evaluation on Implementation of the PT-FI Contract of Work (COW)” to conduct a periodic evaluation every five years. The team consists of five working groups, whose members are from relevant ministries or agencies, covering production, state revenues, community development, environmental issues and security issues. We have conducted numerous working meetings with these groups. The joint team has indicated that it will issue its report shortly. We cannot assure you that the report will conclude that we are complying with all of the provisions of PT Freeport Indonesia’s Contract of Work. Separately, the Indonesian House of Representatives created a working committee on PT Freeport Indonesia. Members of this group have also visited our operations and held a number of hearings in Jakarta. We will continue to work with these groups to respond to their questions about our operations and our compliance with PT Freeport Indonesia’s COW.

Any suspension of required activities under our Contracts of Work requires the consent of the Indonesian government.

Our Contracts of Work permit us to suspend certain contractually required activities, including exploration, for a period of one year by making a written request to the Indonesian government. These requests are subject to the approval of the Indonesian government and are renewable annually. If we do not request a suspension or are denied a suspension, then we are required to continue our activities under the Contract of Work or potentially be declared in default. Moreover, if a suspension continues for more than one year for reasons other than force majeure and the Indonesian government has not approved such continuation, then the Indonesian government would be entitled to declare a default under the Contract of Work.

We suspended our field exploration activities outside of Block A in recent years due to safety and security issues and regulatory uncertainty relating to a possible conflict between our mining and exploration rights in certain forest areas and an Indonesian Forestry law enacted in 1999 prohibiting open-pit mining in forest preservation areas. In 2001, we requested and received from the Government of Indonesia, formal temporary suspensions of our obligations under the Contracts of Work in all areas outside of Block A. Recent Indonesian legislation permits open-pit mining in PT Freeport Indonesia’s Block B area, subject to certain requirements. We continue to assess these requirements and security issues. The timing for the resumption of exploration activities in our Contract of Work areas outside of Block A depends on the resolution of these matters.

Our mining operations create difficult and costly environmental challenges, and future changes in environmental laws, or unanticipated environmental impacts from our operations, could require us to incur increased costs.

Mining operations on the scale of our operations in Papua involve significant environmental risks and challenges. Our primary challenge is to dispose of the large amount of crushed and ground rock material, called tailings, that results from the process by which we physically separate the copper-, gold- and silver-bearing materials from the ore that we mine. Our tailings management plan uses the river system near our mine to transport the tailings to the lowlands where the tailings and natural sediments are deposited in a controlled area contained within a levee system that will be revegetated. We incurred aggregate costs relating to tailings management of $8.7 million in 2005, $11.8 million in 2004 and $8.3 million in 2003.

Another major environmental challenge is managing overburden, which is the rock that must be moved aside in the mining process in order to reach the ore. In the presence of air, water and naturally occurring bacteria, some overburden can cause acid rock drainage, or acidic water containing dissolved metals which, if not properly managed, can have a negative impact on the environment.

Certain Indonesian governmental officials have from time to time raised issues with respect to our tailings and overburden management plans, including a suggestion that we implement a pipeline system rather than our river deposition system for tailings disposal. Because our mining operations are remotely located in steep mountainous terrain and in an active seismic area, a pipeline system would be costly, difficult to construct and maintain, more prone to catastrophic failure and involve environmental issues. An external panel of qualified experts, as directed in our 300K ANDAL (the Environmental Impact Assessment document submitted to the Indonesian government), conducted detailed reviews and analyses of a number of technical studies. They concluded that all significant impacts identified were in line with the 300K ANDAL predictions, and that the current system of riverine tailings management was appropriate considering all site-specific factors. For these reasons, we do not believe that a pipeline system is necessary or practical.

In March 2006, the Indonesian Ministry of Environment announced the preliminary results of its PROPER environmental management audit, acknowledging the effectiveness of PT Freeport Indonesia’s environmental management practices in some areas while making several suggestions for improvement in others. We are working with the Ministry of Environment to address the issues raised as we complete the audit process.

We anticipate that we will continue to spend significant financial and managerial resources on environmental compliance. In addition, changes in Indonesian environmental laws or unanticipated environmental impacts from our operations could require us to incur significant unanticipated costs.

The volume and grade of the reserves we recover and our rates of production may be more or less than we anticipate.

Our reserve amounts are determined in accordance with established mining industry practices and standards, but are estimates of the mineral deposits that can be recovered economically and legally based on currently available data. Our ore bodies may not conform to standard geological expectations, and estimates may change as new data become available. Because ore bodies do not contain uniform grades of minerals, our metal recovery rates will vary from time to time, which will result in variations in the volumes of minerals that we can sell from period to period. Some of our reserves may become unprofitable to develop if there are unfavorable long-term market price fluctuations in copper and gold, or if there are significant increases in our operating or capital costs. In addition, our exploration programs may not result in the discovery of additional mineral deposits that we can mine profitably.

We do not expect to mine all of our reserves before the initial term of our Contract of Work expires.

All of our current proven and probable reserves, including the Grasberg deposit, are located in Block A. The initial term of our Contract of Work covering these reserves expires at the end of 2021. We can extend this term for two successive 10-year periods, subject to the approval of the Indonesian government, which under our Contract of Work cannot be withheld or delayed unreasonably. Our reserves reflect estimates of minerals that can be recovered through the end of 2041 (i.e., through the expiration of the two 10-year extensions) and our current mine plan has been developed, and our operations are based on the assumption that we will receive the two 10-year extensions. As a result, we will not mine all of our reserves during the current term of our Contract of Work, and there can be no assurance that the Indonesian government will approve the extensions. Prior to the end of 2021, we expect to mine approximately 44 percent of aggregate proven and probable recoverable ore at December 31, 2005, representing approximately 52 percent of PT Freeport Indonesia’s share of recoverable copper reserves and approximately 65 percent of its share of recoverable gold reserves.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

Our ability to make payments on and to refinance our maturing debt depends on our ability to generate sufficient cash flow. This ability, to a significant extent, is subject to commodity prices and general economic, financial, regulatory, political and other factors that are beyond our control. In addition, our ability to borrow funds in the future to service our debt will depend on meeting the financial covenants in our 10⅛% senior notes due 2010, our 6⅞% senior notes due 2014, our bank credit facility and other debt agreements we may have in the future. Future borrowings may not be available to us under our bank credit facility or from the capital markets in amounts sufficient to enable us to pay our obligations as they mature or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could materially and adversely affect our financial condition.

Covenants in our bank credit facility impose restrictions on us.

Although we currently have no amounts outstanding under our bank credit facility, our bank credit facility:

•	restricts the repurchase of, and payment of dividends on, our common stock under certain circumstances;

•	limits, among other things, our ability to:

•  incur additional indebtedness;

•  make investments;

•  engage in transactions with affiliates;

•  create liens on our assets; and

•	requires us to maintain specified financial ratios and satisfy financial condition tests.

Events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants, which could result in a default. If an event of default occurs, the banks could declare any amounts outstanding together with accrued interest, to be immediately due and payable. An event of default under our bank credit facility may also give rise to an event of default under our other existing and future debt agreements.

Covenants in our 10⅛% senior notes due 2010 and 6⅞% senior notes due 2014 also impose restrictions on us.

Our 10⅛% senior notes and our 6⅞% senior notes limit, among other things, our ability to:

•	pay dividends on our common stock and repurchase and redeem certain classes of our capital stock;

•	incur additional indebtedness;

•	make investments;

•	engage in transactions with affiliates; and

•	create liens on our assets.

Movements in foreign currency exchange rates or interest rates could negatively affect our operating results.

All of our revenues and a significant portion of our costs are denominated in U.S. dollars; however, some costs, and certain asset and liability accounts are denominated in Indonesian rupiah, Australian dollars or euros. As a result, we are generally less profitable when the U.S. dollar weakens in relation to these foreign currencies.

The rupiah/U.S. dollar daily closing exchange rate ranged from 8,703 to 9,815 rupiah per U.S. dollar during the first six months of 2006, and on July 31, 2006, the closing exchange rate was 9,070 rupiah per U.S. dollar. The rupiah/U.S. dollar daily closing exchange rate ranged from 9,142 to 10,753 rupiah per U.S. dollar during 2005, and on December 30, 2005, the closing exchange rate was 9,825 rupiah per U.S. dollar compared with 9,270 rupiah per U.S. dollar on December 31, 2004. During the first six months of 2006, the Australian dollar/U.S. dollar daily closing exchange rate ranged from $0.70 to $0.78 per Australian dollar and the euro/U.S. dollar closing exchange rate ranged from $1.18 to $1.29 per euro. On July 31, 2006, the closing exchange rates were $0.77 per Australian dollar and $1.28 per euro. During 2005, the Australian dollar/U.S. dollar daily closing exchange rate ranged from $0.72 to $0.80 per Australian dollar and the euro/U.S. dollar daily closing exchange rate ranged from $1.16 to $1.36 per euro. On December 30, 2005, the closing exchange rates were $0.73 per Australian dollar and $1.18 per euro, compared with the December 31, 2004 closing exchange rates of $0.78 per Australian dollar and $1.36 per euro.

From time to time, we have in the past and may in the future implement currency hedges intended to reduce our exposure to changes in foreign currency exchange rates. However, our hedging strategies may not be successful, and any of our unhedged foreign exchange payment requirements will continue to be subject to market fluctuations. In addition, our bank credit facilities are based on fluctuating interest rates. Accordingly, an increase in interest rates could adversely affect our results of operations and financial condition.

Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay us dividends and to advance us funds. In addition, our ability to participate in any distribution of our subsidiaries’ assets is generally subject to the prior claims of the subsidiaries’ creditors.

Because we conduct business primarily through PT Freeport Indonesia, our major subsidiary, and other subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of PT Freeport Indonesia and our other subsidiaries and their ability to pay us dividends and to advance us funds. Contractual and legal restrictions applicable to our subsidiaries could also limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors and preferred shareholders.

  CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2006:

•	on an actual basis; and

•
on a pro forma basis as adjusted giving effect to (1) the $14.5 million of Notes converted in July 2006, (2) the final mandatory redemption of the silver-denominated preferred stock on August 1, 2006 for $25.8 million cash, (3) the offer (assuming the conversion of all outstanding Notes for Common Stock and the cash payments described herein), and (4) the estimated expenses of the offer.

In the following table, “FCX” refers only to Freeport-McMoRan Copper & Gold Inc.

	June 30, 2006
		Pro Forma
		As
	Actual	Adjusted
	(In thousands)

Cash and cash equivalents	$357,751	$302,448
Long-term debt, including current portion and short-term
borrowings:
FCX
Credit facility (1)	$-	$-
6⅞% senior notes due 2014	340,295	340,295
7% convertible senior notes due 2011	307,663	-	(2)
10⅛% senior notes due 2010	272,430	272,430
7.50% senior notes due 2006 (3)	55,404	55,404
7.20% senior notes due 2026	175	175
Silver-denominated preferred stock (4)	12,501	-
PT Freeport Indonesia
Credit facility (1)	-	-
Equipment and other notes payable	61,294	61,294
Atlantic Copper
Bank working capital revolver	13,824	13,824
Other notes payable and short-term borrowings	8,265	8,265
Total long-term debt, including current
portion and short-term borrowings	1,071,851	751,687
Stockholders’ equity:
5½% convertible perpetual preferred stock	1,100,000	1,100,000
Class B common stock, 300,120,754 shares
issued (187,159,910 shares outstanding) (5)(6)	30,011	31,008
Capital in excess of par value of common stock	2,357,782	2,659,650
Retained earnings	1,202,295	1,165,720
Accumulated other comprehensive income	199	199
Common stock held in treasury - 112,960,844
shares, at cost	(2,748,931)	(2,748,931)
Total stockholders’ equity	1,941,356	2,207,646
Total capitalization	$3,013,207	$2,959,333
__________

(1)
The company and PT Freeport Indonesia had a $195 million revolving credit facility with a September 2006 maturity at June 30, 2006. In July 2006 the Company and PT Freeport Indonesia entered into an amended credit agreement for a $465 million revolving credit facility that matures in July 2009. The new facility can be expanded to up to $500 million with additional lender commitments.

(2)	Assumes that all outstanding Notes will be converted pursuant to the offer.

(3)	Due November 15, 2006.

(4)
On August 1, 2006, we funded the final scheduled annual redemption of our silver-denominated preferred stock for $25.8 million. The mandatory redemption will result in a $12.5 million decrease in debt and a reduction of revenues of $13.3 million, $7.0 million to net income, in the third quarter of 2006.

(5)	Pro forma as adjusted includes approximately 0.5 million shares issued for the Notes converted in July 2006 and 9.5 million shares issuable upon conversion of the Notes.

(6)
In addition to the number of shares shown, (a) approximately 22.3 million shares are authorized for issuance upon conversion of our 5½% Convertible Perpetual Preferred Stock (not including the impact of the supplemental $0.75 per share common stock dividend declared on August 1, 2006 and payable September 29, 2006), (b) approximately 0.5 million shares issued for the Notes converted in July 2006, (c) approximately 9.5 million shares are authorized for issuance upon conversion of the outstanding Notes, (d) approximately 5.7 million shares are authorized for issuance upon the exercise of employee stock options, and (e) approximately 0.5 million shares are authorized for issuance upon the vesting of employee restricted stock units.

_________________________

  PRICE RANGES FOR NOTES AND COMMON STOCK AND QUARTERLY and SUPPLEMENTAL CASH DIVIDENDS

Our Notes trade on the New York Stock Exchange under the symbol “FCXF11.” The following table sets forth for the period indicated the range of high and low sales prices per $100 principal amount of our Notes since the first quarter of 2004 as reported by Bloomberg L.P.

	High	Low
2004

First Quarter	$175.36	$150.04
Second Quarter	161.88	128.65
Third Quarter	157.34	137.84
Fourth Quarter	159.12	139.20

2005

First Quarter	$155.13	$138.25
Second Quarter	142.58	121.50
Third Quarter	168.20	137.52
Fourth Quarter	186.01	156.61

2006

First Quarter	$208.85	$170.27
Second Quarter	224.75	163.18
Third Quarter (through August 29, 2006)	188.22	188.22

Our Common Stock trades on the New York Stock Exchange under the symbol “FCX.” The following table sets forth the range of high and low sales prices for our Common Stock for the periods indicated, as reported on the New York Stock Exchange composite tape, and the quarterly and supplemental cash dividend per share paid by us through August 29, 2006.

			Quarterly Cash	Supplemental
	High	Low	Dividend	Cash Dividend
2003

First Quarter	$19.30	$16.01	$-	$-
Second Quarter	25.70	16.72	0.09	-
Third Quarter	34.57	23.45	0.09	-
Fourth Quarter	46.74	32.73	0.09	-

2004

First Quarter	$44.90	$35.09	$0.20	$-
Second Quarter	39.85	27.76	0.20	-
Third Quarter	42.13	31.54	0.20	-
Fourth Quarter	42.55	33.98	0.25	0.25

2005

First Quarter	$43.90	$35.12	$0.25	$0.50
Second Quarter	40.31	31.52	0.25	-
Third Quarter	49.48	37.12	0.25	0.50
Fourth Quarter	56.35	43.41	0.25	0.50

2006

First Quarter	$65.00	$47.11	$0.3125	$0.50
Second Quarter	72.20	43.10	0.3125	0.75
Third Quarter (through August 29, 2006)	59.38	47.58	0.3125	-	(1)
__________

(1)   On August 1, 2006, our board of directors authorized a supplemental dividend of $0.75 per share payable on September 29, 2006, to shareholders of record as of September 14, 2006. We expect that tendering holders will be entitled to receive the supplemental dividend of $0.75 per share payable on September 29, 2006, because the Notes tendered are expected to be converted into Common Stock on September 12, 2006, which is prior to the September 14, 2006 record date for payment of the supplemental dividend.

On August 29, 2006, the most recent practicable date prior to the printing of this amended and restated offering circular, the last reported sale price of our Common Stock was $57.02 per share. On August 2, 2006, the most recent date that our Notes have traded, the last reported sale price of our Notes was $188.22 per Note.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the unaudited consolidated ratios of earnings to fixed charges and preferred stock dividends for the company on a historical and pro forma basis:

	Six Months Ended June 30, 2006	Year Ended December 31,
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges and preferred stock dividends	12.0x	8.1x	2.8x	3.0x	2.5x	2.1x
Pro forma as adjusted ratio of earnings to fixed charges and preferred stock dividends(1)	11.7x

________________

(1) On a pro forma basis as adjusted to give effect to the offer, assuming the conversions of the Notes in July 2006 and all of the Notes in the offer for Common Stock.

For the ratio of earnings to fixed charges and preferred stock dividends calculation, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investees and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest. We assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividends. We computed those pre-tax earnings using actual tax rates for each year.

  SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our selected historical financial and operating data for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, which have been derived from our audited financial statements, and for the six months ended June 30, 2006 and 2005, which have been derived from our unaudited interim financial statements. The financial data for the six months ended June 30, 2006 and 2005, in our opinion, reflects all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data and have been prepared in accordance with the same accounting principles followed in the presentation of our audited financial statements for the fiscal year ended December 31, 2005, except with respect to our stock-based compensation and stripping costs (see note 1 below). The historical results presented below are not necessarily indicative of results that you can expect for any future period. You should read the table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and with our full financial statements and notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which are incorporated by reference into this amended and restated offering circular. See “Where You Can Find Additional Information.”

	Six Months Ended
	June 30,		Year Ended December 31,
	2006(1)	2005	2005		2004		2003		2002			2001
			(Financial data in thousands, except per share amounts)

Statement of income
data:
Revenues……………	$2,512,324	$1,705,974	$4,179,118		$2,371,866		$2,212,165			$1,910,462		$1,838,866
Gross margin………	1,428,802	950,382	2,541,486		921,575		1,140,839			972,000		895,427
Depreciation and
amortization………	86,605	111,085	251,512		206,408		230,803			260,446	(2)	283,889
Operating income……	1,271,077	788,042	2,177,286		703,576	(3)	823,308			640,137		542,926
Interest expense, net…	43,695	72,840	131,639		148,103		197,017			171,209		173,595
Net income before
cumulative effect
of changes in
accounting
principles…………	618,905	305,642	934,627	(4)	156,776	(5)	169,812	(6)		130,099		76,496
Net income applicable
to common stock…	618,905	305,642	934,627	(4)	156,776	(5)	154,219	(6)	(7)	127,050	(2)	76,496
Basic net income per
common share:
Before cumulative
effect…………	3.29	1.71	5.18		0.86		1.09			0.90		0.53
Applicable to common stock…	3.29	1.71	5.18		0.86		0.99			0.88		0.53
Diluted net income per
common share:
Before cumulative
effect…………	2.97	1.62	4.67	(4)	0.85	(5)	1.07	(6)		0.89		0.53
Applicable to common stock…	2.97	1.62	4.67	(4)	0.85	(5)	0.97	(6)	(7)	0.87		0.53
Dividends paid per
common share……	1.875	1.00	2.50		1.10		0.27			-		-
Basic average shares
outstanding………	188,211	178,822	180,270		182,272		155,805			144,649		143,952
Diluted average shares
outstanding………	221,794	220,516	220,470		184,923		159,102			146,418		144,938

	Six Months Ended
	June 30,			Year Ended December 31,
	2006(1)		2005	2005	2004		2003		2002		2001
	(Financial data in thousands, except per share amounts)
Balance sheet data
at end of period:
Cash, restricted cash
and investments…	$357,751		$585,434	$763,599	$551,950		$498,616	(8)	$115,782	(8)	$149,475	(8)
Total assets…………	5,109,539		4,958,264	5,550,206	5,086,995		4,718,366		4,192,193		4,211,929
Long-term debt, including current
portion and short-
term borrowings…	1,071,851		1,782,106	1,255,948	1,951,906		2,228.330	(7)	2,038,390		2,338,600
Redeemable preferred
stock………………	-		-	-	-		-	(7)	450,003		462,504
Stockholders’ equity…	1,941,356		1,220,986	1,842,994	1,163,649		775,984		266,826		104,444

Other financial
data:
Cash flow
provided by operating
activities (9)………	375,928		620,511	1,552,545	341,355		572,072		512,732		508,983
Cash flow used in
investing activities…	(108,610)		(57,144)	(134,339)	(63,972	)(10)	(132,818	)(10)	(148,293	)(10)	(300,804	)(11)
Cash flow (used in)
provided by
financing activities…	(673,166)		(529,383)	(1,206,057)	(189,585)		16,562		(364,190)		(208,560)

PT Freeport Indonesia
operating data, net
of Rio Tinto
interest:
Copper (recoverable)
Production
(000s of pounds)	458,400		637,900	1,455,900	996,500		1,291,600		1,524,200		1,393,400
(metric tons)……	207,900		289,300	660,400	452,000		585,900		691,400		632,000
Sales
(000s of pounds)	445,300		641,800	1,456,500	991,600		1,295,600		1,522,300		1,399,100
(metric tons)…	202,000		291,100	600,700	449,800		587,700		690,500		634,600
Average realized
price per pound…	$3.27		$1.54	$1.85	$1.37		$0.82		$0.71		$0.69
Gold (recoverable)…
Production (ounces)	769,100		1,200,700	2,789,400	1,456,200		2,463,300		2,296,800		2,634,900
Sales (ounces)……	750,500		1,211,700	2,790,200	1,443,000		2,469,800		2,293,200		2,644,800
Average realized
price per ounce…	$492.73	(12)	$427.54	$456.27	$412.32		$366.60	(13)	$311.97		$269.24

	Six Months Ended
	June 30		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
			(Financial data in thousands, except per share amounts)

PT Freeport Indonesia,
100% operating data:
Copper (recoverable)
Production
(000s of pounds)……	505,400	739,500	1,688,900	1,098,600	1,522,900	1,839,000	1,594,200
(metric tons)………	229,200	335,400	766,100	498,300	690,800	834,200	723,100
Sales
(000s of pounds)……	491,200	743,900	1,689,400	1,092,700	1,527,700	1,836,800	1,600,900
(metric tons)……	222,800	337,400	766,300	495,600	693,000	833,200	726,200
Gold (recoverable)
Production (ounces)…	796,400	1,491,300	3,439,600	1,563,600	3,163,900	2,938,800	3,488,100
Sales (ounces)…………	780,100	1,501,800	3,437,800	1,523,600	3,171,500	2,934,000	3,498,300
Ore milled (metric tons
per day)………………	220,200	205,600	216,200	185,100	203,000	235,600	237,800
Average ore grade
Copper (percent)………	0.72	1.06	1.13	0.87	1.09	1.14	1.00
Gold (grams per
metric ton)…………	0.79	1.52	1.65	0.88	1.54	1.24	1.41
Gold (ounce per
metric ton)…………	0.025	0.049	0.053	0.028	0.050	0.040	0.045
Recovery rates (percent)
Copper…………………	83.3	88.5	89.2	88.6	89.0	88.5	86.9
Gold……………………	78.8	83.3	83.1	81.8	87.3	88.4	89.5
__________

(1)
Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share- Based Payment” and Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Notes 2 and 3 to our unaudited interim financial statements for the three months ended June 30, 2006, incorporated by reference to this amended and restated offering circular.

(2)	Effective January 1, 2002, we changed our methodology used in the determination of depreciation associated with PT Freeport Indonesia’s mining and milling life-of-mine assets.

(3)
Includes a $95.0 million gain on an insurance settlement related to the fourth-quarter 2003 slippage and debris flow events at the Grasberg open pit and a $12.0 million charge related to Atlantic Copper’s workforce reduction plan.

(4)
Includes $40.2 million ($0.18 per share) of losses on early extinguishment and conversion of debt, net of related reduction of interest expense, and a $4.9 million ($0.02 per share) gain from the sale of a parcel of land in Arizona held by an FCX joint venture.

(5)
Includes a $48.8 million ($0.26 per share) gain on insurance settlement related to the fourth-quarter 2003 slippage and debris flow events at the Grasberg open pit; a $20.4 million ($0.11 per share) gain from the sale of a parcel of land in Arizona held by an FCX joint venture; a $7.5 million ($0.04 per share) gain from Atlantic Copper’s sale of its wire rod and wire assets; a $12.0 million ($0.06 per share) charge related to Atlantic Copper’s workforce reduction plan; $13.8 million ($0.07 per share) of losses on early extinguishment and conversion of debt; and a $6.3 million ($0.03 per share) reduction of interest expense for conversion of debt.

(6)	Includes losses on early extinguishment and conversion of debt totaling $31.9 million ($0.20 per share), net of related reduction of interest expense.

(7)
Effective January 1, 2003, we adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” and recorded a $9.1 million ($0.06 per share) cumulative effect gain. Effective July 1, 2003, we adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” and recorded a $24.7 million ($0.16 per share) cumulative effect charge. Our mandatorily redeemable preferred stock was classified as debt effective July 1, 2003. SFAS No. 150 does not allow restatement of prior periods.

(8)
Includes $24.0 million at December 31, 2003, $96.9 million at December 31, 2002 and $141.9 million at December 31, 2001 of U.S. government securities and accrued interest, which secured and were used to pay for scheduled interest payments on previously outstanding notes.

(9)
Cash flow from operating activities represents net income before non-cash charges including depreciation and amortization, deferred income taxes, minority interests’ share of net income, equity losses (earnings) in PT Smelting and other non-cash costs. Changes in working capital also impact cash flow from operating activities.

(10)
Includes $21.8 million for the year ended December 31, 2004, $73.6 million for the year ended December 31, 2003 and $47.9 million for the year ended December 31, 2002, received from the sale of U.S. government securities which was used for scheduled interest payments on previously outstanding notes.

(11)	Includes $139.8 million used to purchase U.S. government securities, which secured and were used to pay for scheduled interest payments through July 31, 2004 on previously outstanding notes.

(12)	Amount was $585.34 before a loss resulting from redemption of our gold-denominated preferred stock, series II.

(13)	Amount was $357.61 before a gain resulting from redemption of our gold-denominated preferred stock.

  PRO FORMA SUMMARY OF DEBT MATURITIES

The following table (in millions) reflects our total debt maturities based on loan balances as of June 30, 2006, and the original issue amount for mandatorily redeemable preferred stock. The pro forma debt maturities include adjustments to reflect July 2006 conversions of the Notes, the August 1, 2006 final mandatory redemption of preferred stock and the consummation of the offer, assuming the conversion of all Notes for Common Stock in the offer.

	2006	2007		2008	2009	2010	Thereafter
Equipment loans and other	$6.8		$13.5	$13.5	$13.5	$10.2	$3.8
7.50% Senior Notes due 2006	55.4		-	-	-	-	-
Atlantic Copper debt	4.1		18.0	-	-	-	-
Redeemable preferred stock	12.5	(1)	-	-	-	-	-
10⅛% Senior Notes due 2010	-		-	-	-	272.4	-
7% Convertible Senior Notes due 2011	-		-	-	-	-	307.7
6⅞% Senior Notes due 2014	-		-	-	-	-	340.3
7.20% Senior Notes due 2026	-		-	-	-	-	0.2
Total debt maturities	$78.8		$31.5	$13.5	$13.5	$282.6	$652.0
Pro forma adjustments	(12.5	)(1)	-	-	-	-	(307.7)
Pro forma debt maturities	$66.3		$31.5	$13.5	$13.5	$282.6	$344.3

(1)
On August 1, 2006, we completed the final mandatory redemption of our silver-denominated preferred stock for $25.8 million. The mandatory redemption resulted in a $12.5 million decrease in debt and a reduction of revenues of $13.3 million.

__________

Our financial performance will significantly affect our ability to satisfy these obligations. You should read this information in conjunction with our financial and other information contained in our filings with the SEC. See “Where You Can Find Additional Information.” We also urge you to read carefully the discussion of risks and uncertainties set forth in the section of this amended and restated offering circular entitled “Risk Factors.”

THE OFFER

Terms of the Offer

We are offering to pay a cash premium of $90, plus accrued and unpaid interest up to (but excluding) the conversion date, for each $1,000 principal amount of our Notes, properly tendered and not withdrawn prior to the expiration of the offer, that is converted into our Common Stock on the terms and subject to the conditions set forth in this amended and restated offering circular and related Special Conversion Letter of Transmittal. As used in this amended and restated offering circular, “conversion date” means the date that shares of our Common Stock are issued and payment of the Conversion Premium, as well as accrued interest and cash in lieu of fractional shares, is made upon conversion of the Notes in the offer.

We will make payment for Notes converted in the offer promptly following the date that Notes are accepted by us for conversion. We expect to make payment for Notes converted in the offer on the second business day after the expiration date of the offer.

If any material change occurs in the offer, including the waiver of a material condition, we could be required to extend the offering period so that at least five business days remain in the offer after such material change. In the event that there is a change in the Conversion Premium or a change in the percentage of existing Notes sought, we could be required to extend the offering period so that at least ten business days remain in the offer after such change.

In the event the offering period is extended or amended, we will issue a press release or otherwise publicly announce any extension or amendment. The release or announcement of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the offer.

Subject to your right to withdraw your Notes tendered for conversion, we can amend the terms of the offer and any amendment will apply to the Notes tendered pursuant to the offer. In addition, we can waive any condition to the offer and accept any Notes tendered for conversion and payment. Furthermore, we reserve the right at any time to terminate the offer and not accept for conversion any Notes tendered for conversion pursuant to the offer for any of the reasons set forth below under “- Conditions to the Offer.”

We shall be deemed to have accepted validly tendered Notes when, as and if we have given oral or written notice to our conversion agent. Our conversion agent will act as agent for the tendering holders of Notes and for the purpose of receiving Common Stock and cash consideration from us.

If any tendered Notes are not accepted for payment because of an invalid tender, the occurrence of other events set forth in this amended and restated offering circular or otherwise, all unaccepted Notes will be returned, without expense, to the tendering holder promptly after the applicable expiration date.

We may undertake a subsequent tender for conversion, or refinancing of, any Notes that continue to remain outstanding after the offer. In addition, we may in the future make tender or exchange offers for or open market or privately negotiated purchases of Notes, the terms of which may be more or less favorable than the terms in this offer. No assurance can be given that any such refinancing, tender, conversion or exchange offer or purchases for such Notes will be undertaken or, if undertaken, will be on the same or different terms than the terms of this offer.

This offer is being made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and exemptions under state securities laws, and has not been registered with the SEC. Generally, the Common Stock you will receive in the offer will be freely tradable, unless you are considered an affiliate of the company, as that term is defined in the Securities Act, or you acquired your Notes from an affiliate of the company in an unregistered transaction.

Expiration Dates; Extensions; Waiver; Termination; Amendment

The expiration date of the offer will be September 8, 2006, at 5:00 p.m., New York City time, unless we, in our sole discretion, extend the offer. In that case, the applicable expiration date will be the latest date and time to which the offer has been extended. During any extension of the offer, the Notes that were previously tendered for conversion and not withdrawn will remain subject to the offer.

We reserve the right, in our sole discretion:

•	to extend the expiration date of the offer;

•	to waive any condition to an offer set forth below under “- Conditions to the Offer” and accept any Notes tendered for conversion;

•	to terminate the offer, whether or not any of the conditions set forth below under “- Conditions to the Offer” have been satisfied; and

•	to amend the terms of the offer in any manner.

If we extend, terminate or amend the offer, we will notify our conversion agent by oral, followed by written, notice and will issue a press release or other public announcement regarding the extension, termination or amendment. The release or announcement of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Any amendment to the offer will apply to all Notes tendered in the offer. If the offer is amended in a manner determined by us to constitute a material change, we will promptly disclose this amendment by means of a public announcement or a supplement to this amended and restated offering circular that will be distributed to the holders of the Notes and, if required by law, the offer will be extended.

Conditions to the Offer

The offer is not conditioned on any minimum number of Notes being tendered. However, our completion of the offer is contingent upon:

•	the absence of any determination that the offer violates any law or interpretation of the SEC staff;

•	the absence of any pending proceeding that materially impairs our ability to complete the offer;

•	the absence of any material adverse development in any existing legal proceeding involving us or any of our subsidiaries;

•	the absence of any material adverse change in the trading price of the Notes or Common Stock in any major securities or financial market, or in the United States trading markets generally;

•	the absence of any material adverse change in our business, financial condition or operations;

•	the absence of any war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the Republic of Indonesia; and

•
as a result of any event described in the preceding bullet points, our board reasonably concludes (together with a legal opinion of counsel to such effect) that the exercise of its fiduciary duties requires us to terminate the offer.

All conditions to the offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived on or before the expiration of the offer. If any of these conditions are not satisfied or waived by us, we will not be obligated to pay the Conversion Premium and we reserve the right to terminate the offer.

Fractional Shares

No fractional shares of Common Stock will be issued upon conversion of Notes in the offer. Instead, you will be paid, in lieu of fractional shares, an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (1) the per share closing price of our Common Stock on the New York Stock Exchange composite tape on the last trading day before the date of conversion by (2) the fraction of a share to which you would otherwise have been entitled. We will make available to the conversion agent the cash necessary to make any payments for fractional shares.

Waiver and Nonacceptance of Tenders

We reserve the absolute and unconditional right to waive any defects or irregularities in the tender of Notes. If any Notes are not accepted for tender in the offer for any reason, those Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the offer.

Accounting Treatment

We will reclassify the carrying amount of converted notes from debt to equity on our balance sheet, as well as reclassify from other assets to equity our unamortized issuance costs associated with selling the Notes in 2003. We will also recognize a charge to net income equal to the Conversion Premium and accrued interest paid to Note holders who elect to convert as losses on early extinguishment and conversion of debt. Partly offsetting these charges will be a reduction of interest expense. If all of the Notes in the offer are tendered, we would expect the net charge to total approximately $28.6 million.

PROCEDURES FOR PARTICIPATING IN THE OFFER

Procedures for Tendering Notes in the Offer

The tender of a holder’s Notes for conversion and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this amended and restated offering circular and in the Special Conversion Letter of Transmittal.

Any beneficial owner of Notes held in the name of a nominee who wants to tender Notes in the offer is urged to contact the nominee promptly and instruct the nominee to tender on the beneficial owner’s behalf. If you hold your Notes in street name or through a custodian, you must request your broker, dealer, commercial bank, trust company or other nominee to effect the conversion of your Notes for you.

To effectively tender Notes that are held through DTC, any financial institution that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of Notes by causing DTC to transfer these Notes into our conversion agent’s account in accordance with DTC’s transfer procedures. In connection with a book-entry transfer, a Special Conversion Letter of Transmittal need not be transmitted to our conversion agent, provided that the book-entry transfer procedure is completed prior to 5:00 p.m., New York City time, on the expiration date. Upon receipt of such holder’s acceptance, DTC will credit and verify the acceptance and send an agent’s message to the depositary for its acceptance.

A holder not holding through a nominee or custodian may participate in the offer by tendering any Notes that the holder desires to tender for conversion pursuant to this offer, together with a properly completed and duly executed Special Conversion Letter of Transmittal, and all other documents required by the Special Conversion Letter of Transmittal to our conversion agent at the address set forth below in this amended and restated offering circular prior to 5:00 p.m., New York City time, on the expiration date. The method of delivery of these documents is at the election and risk of the holder. If delivery is by mail, we recommend that tendering holders use registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that the holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

Each signature on a Special Conversion Letter of Transmittal must be guaranteed unless the Notes surrendered for conversion are tendered:

•
by a registered holder of Notes who has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Special Conversion Letter of Transmittal; or

•	by an eligible institution.

If a signature on a Special Conversion Letter of Transmittal is required to be guaranteed, the guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. If the Special Conversion Letter of Transmittal is signed by a person other than the registered holder of Notes, the tendered Notes must be endorsed by the registered holder, with the signature guaranteed by an eligible institution.

All questions concerning the validity, form, eligibility, including time of receipt, acceptance, and revocation of tender, will be decided by us in our sole discretion, which decision shall be final and binding. We reserve the absolute and unconditional right to reject any and all Notes not properly tendered for conversion and to reject any Notes which might, in our judgment or that of our counsel, be unlawful for us to accept. We also reserve the absolute and unconditional right to waive any defects or irregularities or conditions of an offer as to particular Notes either before or after the applicable expiration date, including the right to waive the ineligibility of any holder who seeks to tender Notes in the offer, whether or not similar defects or irregularities are waived in the case of other holders.

Our interpretation of the terms and conditions to the offer, including the Special Conversion Letter of Transmittal and its instructions, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes for conversion and payment must be cured within a period of time as we shall determine. Neither we, our conversion agent, our information agent or any other person will have any duty to give notification of defects or irregularities with respect to tenders of Notes and will not incur any liability for failure to give this notification. Tenders of Notes will not be deemed to have been made until any irregularities have been cured or waived.

If any Special Conversion Letter of Transmittal, endorsement, power of attorney or any other document required by the Special Conversion Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, this person should so indicate when signing, and, unless waived by us, must submit proper evidence satisfactory to us, in our sole discretion, of this person’s authority to act.

Acceptance of Notes for Conversion and Payment; Delivery of Common Stock

Promptly after the expiration date, upon satisfaction or waiver of all the conditions to the offer, if we have not terminated the offer, we will accept any and all Notes that are properly tendered for conversion and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The Common Stock issued pursuant to the offer and the cash consideration to be paid pursuant to the offer will be delivered promptly following the expiration of the offer. For purposes of the offer, we will be deemed to have accepted validly tendered Notes, when, as, and if we have given oral, followed by written, notice to our conversion agent.

Withdrawal of Tenders

You may withdraw tenders of Notes at any time prior to the applicable expiration date unless theretofore accepted by us for conversion pursuant to the offer. For a withdrawal to be effective, a written notice of withdrawal must be received by our conversion agent prior to the expiration date at one of the addresses listed in the section of this amended and restated offering circular entitled “Conversion Agent.” Any notice of withdrawal must specify the name of the person who tendered the Notes to be withdrawn, identify the Notes to be withdrawn, and specify the name and number of the account at The Depositary Trust Company to be credited with the withdrawn Notes (and otherwise comply with the procedures of the book-entry transfer facility). All questions as to the validity, form and eligibility, including time of receipt, of these notices will be determined by us. Our determination will be final and binding. Neither the company nor any other person is under any duty to give notice of any defect or irregularity in any notice of withdrawal, and neither the company nor any other person will incur any liability for failure to provide any such notice.

Any Notes properly withdrawn will be deemed not to have been validly tendered for conversion for purposes of the offer. Any Notes which have been tendered for conversion but which are not accepted for conversion for any reason will be returned without cost to the holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the offer. Any withdrawn or unaccepted Notes will be credited to the tendering holder’s account at The Depositary Trust Company. Properly withdrawn Notes may be re-tendered at any time prior to the expiration date by following one of the procedures described above under “Procedures for Tendering Notes in the Offer.”

  DIVIDEND POLICY

In February 2003, our board of directors initiated a cash dividend on our common stock of $0.09 per share quarterly beginning May 1, 2003. In October 2003, the board authorized an increase in the cash dividend to an annual rate of $0.80 per share and increased the dividend again in October 2004 to an annual rate of $1.00 per share. In December 2004, the board authorized a supplemental common stock dividend of $0.25 per share, and during 2005 the board authorized three supplemental dividends of $0.50 per share paid on March 31, 2005, September 30, 2005 and December 30, 2005. In November 2005, the board authorized an increase in our annual common stock dividend to $1.25 per share (from $1.00 per share) payable quarterly ($0.3125 per share) beginning with the February 1, 2006 dividend payment. In addition, on January 31, 2006, the board authorized a supplemental dividend of $0.50 per share paid on March 31, 2006; on May 2, 2006, authorized a supplemental dividend of $0.75 per share paid on June 30, 2006; and on August 1, 2006, authorized a supplemental dividend of $0.75 per share payable on September 29, 2006 to shareholders of record as of September 14, 2006. We expect that tendering holders will be entitled to receive the supplemental dividend of $0.75 per share payable on September 29, 2006, because the Notes tendered in the offer are expected to be converted into Common Stock on September 12, 2006, which is prior to the September 14, 2006 record date for payment of the supplemental dividend.

Below is a summary of the common stock regular and supplemental cash dividends declared and paid or to be paid for the quarterly periods of 2006, 2005 and 2004:

	2006			2005			2004
	Amount Per Share	Record Date	Payment Date	Amount Per Share	Record Date	Payment Date	Amount Per Share	Record Date	Payment Date
First Quarter	$0.3125	Jan. 14, 2006	Feb. 1, 2006	$0.25	Jan. 14, 2005	Feb. 1, 2005	$0.20	Jan. 15, 2004	Feb. 1, 2004
Supplemental dividend	0.50	Mar. 15, 2006	Mar. 31, 2006	0.50	Mar. 15, 2005	Mar. 31, 2005	N/A	N/A	N/A
Second Quarter	0.3125	Apr. 17, 2006	May 1, 2006	0.25	Apr. 15, 2005	May 1, 2005	0.20	Apr. 15, 2004	May 1, 2004
Supplemental dividend	0.75	June 15, 2006	June 30, 2006	N/A	N/A	N/A	N/A	N/A	N/A
Third Quarter	0.3125	July 17, 2006	Aug. 1, 2006	0.25	July 15, 2005	Aug. 1, 2005	0.20	July 15, 2004	Aug. 1, 2004
Supplemental dividend	0.75	Sept. 14, 2006	Sept. 29, 2006	0.50	Sept. 15, 2005	Sept. 30, 2005	N/A	N/A	N/A
Fourth Quarter				0.25	Oct. 14, 2005	Nov. 1, 2005	0.25	Oct. 15, 2004	Nov. 1, 2004
Supplemental dividend				0.50	Dec. 15, 2005	Dec. 30, 2005	0.25	Dec. 20, 2004	Dec. 29, 2004

The declaration and payment of dividends is at the discretion of our Board and will depend on our financial results, cash requirements, future prospects and other factors deemed relevant by the Board. In addition, payment of dividends on our common stock is subject to limitations under our 10⅛% senior notes. Pursuant to the limitations in the indenture governing our 10⅛% senior notes, the amount available to us as of June 30, 2006, for the payment of dividends on common stock was approximately $625 million (approximately $900 million on a pro forma basis adjusted to give effect to the $14.5 million of Notes converted in July 2006, the final mandatory redemption of the silver-denominated preferred stock on August 1, 2006, and assuming all of the outstanding Notes are converted in the offer).

  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general tax discussion that summarizes the material U.S. federal income tax consequences applicable to (1) holders that convert their Notes into Common Stock pursuant to the offer and (2) holders of Notes that elect not to participate in the offer. This general discussion is not intended to be a formal tax opinion. You should seek advice from an independent tax advisor with respect to the application of the U.S. federal income tax laws to your particular circumstances and any tax consequences arising under those laws.

This discussion applies to you only if you are a U.S. Holder and acquired the Notes in the original offering and you hold your Notes (and will hold the Common Stock you receive in the offer) as capital assets for U.S. federal income tax purposes. You are a U.S. Holder if you are a beneficial owner of Notes or Common Stock, as the case may be, that is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This section does not apply to you if you are subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark to market method of accounting for your securities holdings;

•	a bank, a life insurance company, or a tax-exempt organization;

•	a person that has a functional currency other than the U.S. dollar;

•	a person that owns Notes or Common Stock as part of a straddle or conversion transaction for U.S. federal income tax purposes; or

•	a person that owns Notes or Common Stock as part of a hedge or hedging transaction.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date of this amended and restated offering circular. The statutory provisions, regulations, and interpretations on which this summary is based are all subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and no rulings have been or will be sought from the Internal Revenue Service (“IRS”) with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the conclusions expressed herein or that a court would not sustain such a challenge.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF THE OFFER AND THE OWNERSHIP AND DISPOSITION OF COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION. THIS SUMMARY DOES NOT DISCUSS STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES.

Tendering U.S. Holders

Tender of Notes pursuant to the offer

You may recognize income, gain or loss upon the conversion of a Note into shares of our Common Stock and cash pursuant to the offer (1) to the extent of the cash attributable to accrued interest not previously included in income, which will be taxable as ordinary income, (2) with respect to cash received in lieu of a fractional share, and (3) to the extent of the Conversion Premium, as discussed below. Cash received in lieu of a fractional share upon conversion will be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of fractional shares generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share). Your holding period for the shares received on conversion will generally include the holding period of the Note converted.

The tax consequences of the receipt of the Conversion Premium by U.S. Holders participating in the offer are uncertain. Neither the applicable Treasury Regulations nor any case law specifically address the U.S. federal income tax treatment of the payment of a Conversion Premium. Such amounts may be treated as additional consideration for the Notes, in which case such payments would be taken into account in the manner described below, or such payments may be treated as a separate fee that would be subject to tax as ordinary income. Because we are paying the Conversion Premium to you to convert your Notes into Common Stock, the Conversion Premium is an essential element of the conversion of the Notes into Common Stock, and we intend to treat the Conversion Premium as additional consideration for the Notes. If the conversion qualifies as a recapitalization, you may be required to recognize capital gain (but not loss) in an amount equal to the lesser of (a) the amount of the Conversion Premium or (b) the excess of the sum of the Conversion Premium and the fair market value of the Common Stock received (including fractional shares) over the holder’s adjusted tax basis in the Notes. In such case, your basis in the Common Stock received in the conversion (including any basis allocable to a fractional share) would be equal to your adjusted tax basis in the Note, reduced by the amount of the Conversion Premium and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). The conversion will qualify as a recapitalization for U.S. federal income tax purposes only if the Notes qualify as “securities” for those purposes. Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is a factual question that takes into account the nature of the debt instrument, the term to maturity of the debt instrument, the extent of the holder’s proprietary interest in the issuer, and certain other factors. Investors should consult their own tax advisors regarding this determination. If conversion does not qualify as a recapitalization, you could be required to recognize income or gain on the receipt of the Conversion Premium. Holders should consult their tax advisors regarding the alternative U.S. federal income tax characterizations of the receipt of the Conversion Premium.

Dividends on Common Stock

You must include in your gross income the gross amount of any dividend paid by us out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends are generally taxed at long-term capital gain rates as discussed below. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your basis in the Common Stock, and thereafter as capital gain. If you are a corporate U.S. Holder, you would be able to claim a deduction equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. Any distributions of additional shares to you with respect to Common Stock that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Sale of Common Stock

If you sell or otherwise dispose of your Common Stock, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the proceeds you receive and your tax basis in your Common Stock. In general, capital gain of a non-corporate U.S. Holder with respect to property that is held more than one year is taxed at a maximum rate of 15% for sales or exchanges occurring prior to January 1, 2011 (and 20% for sales or exchanges occurring thereafter). Your ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting

In general, if you are a non-corporate U.S. Holder, we and other payors are required to report to the IRS all payments of principal, any interest on your Note, and any dividends on your Common Stock. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your Note or Common Stock before maturity within the United States. Additionally, backup withholding will apply to any interest or dividend payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

Non-Tendering U.S. Holders

If you do not tender your Notes in the offer, there will be no change in your U.S. federal income tax position.

  USE OF PROCEEDS

We will not receive any cash proceeds from the offer. Any Notes that are properly tendered and accepted for conversion pursuant to the offer will be retired and cancelled.

  FINANCIAL ADVISOR

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) is providing financial advisory services to us in connection with the offer. We will pay Merrill Lynch customary compensation for its services as financial advisor. In addition, we will reimburse Merrill Lynch for reasonable out-of-pocket expenses incurred in connection with the offer and will indemnify Merrill Lynch against liabilities and expenses in connection with the offer, including liabilities under the United States federal securities laws. We will not pay any commission or other remuneration to Merrill Lynch or any other person to solicit tenders of Notes in the offer. In the ordinary course of business, Merrill Lynch makes markets in various securities and during the offer may hold long or short positions for its account or the accounts of customers in the Notes or Common Stock, but is not required to tender any Notes in the offer. Merrill Lynch will not engage in any soliciting activities in connection with the offer. Merrill Lynch may be contacted at (888) 654-8637.

  INFORMATION AGENT

All questions regarding the information in this amended and restated offering circular or the offer, should be directed to our information agent, Georgeson Inc., at 17 State Street, New York, New York 10004, telephone number: (866) 767-8979.

  CONVERSION AGENT

We have appointed The Bank of New York as our conversion agent. All completed Special Conversion Letter of Transmittals should be directed to our conversion agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the offer and requests for assistance in tendering your Notes should also be directed to our conversion agent at the telephone number below or one of the following addresses:

By Registered or Certified Mail:	By Hand Delivery/Mail/Overnight Courier:

The Bank of New York	The Bank of New York
Corporate Trust Operations, Reorganization Unit	Corporate Trust Operations, Reorganization Unit
101 Barclay Street - 7 East	101 Barclay Street - 7 East
New York, NY 10286	New York, NY 10286
Attn: Mr. William Buckley	Attn: Mr. William Buckley

By Facsimile: 212-298-1915

To Confirm by Telephone: 212-815-5788

DELIVERY OF A SPECIAL CONVERSION LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN THE ADDRESSES LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE SPECIAL CONVERSION LETTER OF TRANSMITTAL.

  FEES AND EXPENSES

We have available cash on hand to pay the estimated fees and expenses to be incurred by us in connection with the offer. The following is an estimate of such fees and expenses:

SEC filing fee	$16,950
Conversion agent fees and expenses	15,000
Information agent fees and expenses	15,000
Legal fees	50,000
Accounting fees	20,000
Printing expenses	50,000
Miscellaneous	3,050
Financial advisor fees and expenses	2,050,000
Total:	$2,220,000

We will pay all transfer taxes, if any, applicable to the conversion of Notes and payment of the Conversion Premium pursuant to the offer. If, however, a transfer tax is imposed for any reason other than the conversion of Notes or payment of the Conversion Premium pursuant to the offer, then the amount of the transfer taxes, whether imposed on the holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption is not submitted with the Special Conversion Letter of Transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

  INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was a director or officer of the company, including actions, suits, or proceedings arising under the Securities Act. Article VIII of our certificate of incorporation and Article XXV of our by-laws provides that each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director or officer, including actions, suits, or proceedings arising under the Securities Act, shall be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of Delaware. The indemnification covers all expenses, liability and loss reasonably incurred by the person and includes attorneys’ fees, judgments, fines and amounts paid in settlement. The rights conferred by Article VIII of our certificate of incorporation and Article XXV of our by-laws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers of the company pursuant to the foregoing provisions, the company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer of the company in the successful defense of any such action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Exchange Act under which we file periodic reports, proxy statements and other information with the SEC. We have also filed various documents (including an April 30, 2003 prospectus describing the terms of the Notes) with the SEC under the Securities Act. Copies of these documents may be examined without charge at the following SEC public reference rooms: 100 F Street, NE, Room 1580, Washington, D. C. 20549 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. We also file information electronically with the SEC. Our electronic filings are available from the SEC’s Internet site at http://www.sec.gov. Copies of all or a portion of our filings may also be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information.

Our currently outstanding Notes and Common Stock are listed on the New York Stock Exchange under the symbols “FCXF11” and “FCX.” Our preferred stock is also listed on the New York Stock Exchange. You can inspect and copy reports, proxy statements and other information about us at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005.

We have filed with the SEC under the Exchange Act a combined Tender Offer Statement on Schedule TO and Rule 13e-3 Transaction Statement, and related exhibits. This document may contain additional information that may be important to you. You may obtain a copy of this document in the manner referred to above.

Some of the information that we currently have on file with the SEC is incorporated herein by reference and is an important part of this amended and restated offering circular. Holders of Notes will be deemed to have notice of all information incorporated by reference in this amended and restated offering circular as if that information was included in this amended and restated offering circular. Holders of Notes should therefore read the information incorporated by reference in this amended and restated offering circular with the same care such holders use when reading this amended and restated offering circular.

We incorporate by reference the following documents:

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005 (filed March 16, 2006);

•	Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2006 (filed May 9, 2006) and June 30, 2006 (filed August 3, 2006);

•	Our Definitive Proxy Statement, dated March 22, 2006, with respect to our 2006 Annual Meeting of Stockholders held on May 4, 2006; and

•
Current Reports on Form 8-K dated August 10, 2006 (filed August 10, 2006), August 1, 2006 (filed August 1, 2006), July 25, 2006 (filed July 26, 2006), July 18, 2006 (filed July 18, 2006), June 5, 2006 (filed June 5, 2006), May 2, 2006 (filed May 5, 2006), May 2, 2006 (filed May 3, 2006), April 18, 2006 (filed April 18, 2006), March 23, 2006 (filed March 23, 2006), January 31, 2006 (filed February 3, 2006), and January 17, 2006 (filed January 17, 2006).

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or calling us or our information agent at:

Company:	Information Agent:
Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, Louisiana 70112 Attention: David P. Joint, Investor Relations Phone number: (504) 582-4000	Georgeson Inc. 17 State Street New York, New York 10004 Phone number: (866) 767-8979

Conversion Agent:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street - 7 East New York, New York 10286 Attention: Mr. William Buckley Phone number: (212) 815-5788

Freeport-McMoRan Copper & Gold Inc.

Offer of Premium upon Conversion of

Outstanding 7% Convertible Senior Notes due 2011

_____________________________

AMENDED AND RESTATED OFFERING CIRCULAR

_____________________________

The information agent for the offer is:

Georgeson Inc.
17 State Street
New York, New York 10004
Phone number: (866) 767-8979

The conversion agent for the offer is:

The Bank of New York
101 Barclay Street - 7 East
New York, New York 10286
Phone number: (212) 815-5788

$90 plus accrued and unpaid interest up to, but excluding, the conversion date per $1,000 principal amount of Notes

The offer will expire at 5:00 p.m., New York City time, on
September 8, 2006, unless extended or earlier terminated

August 31, 2006